Exhibit 2.1

EXECUTION COPY

ASSET PURCHASE AGREEMENT

BY AND BETWEEN

JCG FOODS LLC,

CAGLE’S, INC.

AND

CAGLE’S FARMS, INC.

MARCH 22, 2012

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT dated as of March 22, 2012 (this “Agreement”) is entered into by and between JCG Foods LLC, a Delaware limited liability company (“Purchaser”), on the one hand, and Cagle’s, Inc., a Georgia corporation and debtor-in-possession, and Cagle’s Farms, Inc., a Georgia corporation and debtor-in-possession (each a “Seller” and, collectively, “Sellers”), on the other hand.  Purchaser and Sellers are sometimes individually referred to in this Agreement as a “Party” and collectively as the “Parties.”

RECITALS:

WHEREAS, Sellers operate a vertically integrated poultry business consisting of breeding, hatching and growing chickens, feed milling, processing fresh and frozen poultry products, and marketing such products to supermarkets, food distributors, fast-food chains, restaurants, schools and other customers (the “Business”);

WHEREAS, Sellers desire to sell, transfer, convey, assign and deliver the Purchased Assets (as defined below) and to assign the Assumed Liabilities (as defined below), and Purchaser desires to purchase, take delivery of, and acquire such Purchased Assets and to assume such Assumed Liabilities, upon the terms and subject to the conditions set forth herein;

WHEREAS, on October 19, 2011 (the “Petition Date”), Sellers filed voluntary petitions for relief under chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the Northern District of Georgia (the “Bankruptcy Court”);

WHEREAS, Sellers’ chapter 11 bankruptcy cases are being jointly administered under Case No. 11-80202 in the Bankruptcy Court (the “Bankruptcy Cases”); and

WHEREAS, the transactions contemplated by this Agreement (the “Transactions”) will be consummated pursuant to an Approval Order (as defined below) to be entered in the Bankruptcy Cases under Sections 105, 363, 365 and other applicable provisions of the Bankruptcy Code, and the Transactions and this Agreement are subject to the approval of the Bankruptcy Court.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements, covenants, representations, warranties and promises set forth herein, and in order to prescribe the terms and conditions of such purchase and sale, intending to be legally bound, the Parties agree as follows:

1.                                      Definitions.

1.1          Definitions.  The following terms, as used herein, have the following meanings:

(a)               “Accounts Receivable” means all accounts and notes receivable (whether current or non-current) of Sellers in respect of goods shipped, products sold or services rendered prior to the Closing Date.

(b)               “Acquired Owned Real Property” means all of the real property owned in fee by Sellers, and any part or parcel thereof, including the real property set forth on Schedule 2.1(a), but excluding the Excluded Owned Real Property.

(c)               “Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such other Person.

(d)               “Balance Sheet” means Sellers’ unaudited consolidated balance sheet as of January 28, 2012 (a copy of which is attached hereto as Exhibit A).

(e)               “Bowdon Lease” means that certain real property lease for the rental of an office building located at 1705 S. Hwy. 100, Bowdon, GA 30108 having Cagle’s Farms, Inc. as tenant and Darrell Teal as landlord dated August 20, 1997, as amended, supplemented, modified or extended.

(f)                “Business Day” means a day other than Saturday, Sunday or other day on which commercial banks in Atlanta, Georgia are authorized or required by Law to close.

(g)               “Cagle Trusts” means the J. Douglas Cagle and Gloria Waters Cagle Irrevocable Life Insurance Trust for J. David Cagle and the J. Douglas Cagle and Gloria Waters Cagle Irrevocable Life Insurance Trust for G. Douglas Cagle.

(h)               “CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (42 U.S.C. § 9601 et seq.), and any Laws promulgated thereunder.

(i)                “Claim” means a “claim” as defined in Section 101 of the Bankruptcy Code.

(j)                “Closing Date” means the date of the Closing.

(k)               “Code” means the Internal Revenue Code of 1986, as amended.

(l)                “Collective Bargaining Agreement” shall mean that certain Labor Agreement by and between Retail, Wholesale and Department Store Union of United Food and Commercial Workers Local #315 (the “Union”) and Cagle’s Inc., dated November 1, 2008, as extended by that certain letter agreement dated July 26, 2011.

(m)              “Confidentiality Agreement” means the Confidentiality Agreement dated November 10, 2011, between Sellers and Purchaser.

(n)               “Cure Costs” means all amounts that must be paid pursuant to Section 365(b) of the Bankruptcy Code in connection with the assumption and assignment of the Assumed Contracts to Purchaser as provided herein.

(o)               “Employee Benefit Plan” means any “employee benefit plan” (as defined in ERISA § 3(3)) and any other benefit or compensation plan, program, agreement or arrangement maintained, sponsored, or contributed or required to be contributed to by any Seller or any ERISA Affiliate or with respect to which any Seller or any ERISA Affiliate has any liability, other than a Multiemployer Plan.

(p)               “Environmental Laws” means, whenever in effect, all federal, state, and local Laws and other provisions having the force or effect of Law, all judicial and administrative Orders and determinations, all contractual obligations and all common Law, in each case concerning public health and safety, pollution or protection of the environment, including all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, processing, discharge, Release, threatened Release, control, or cleanup of any Hazardous Substances or wastes (including CERCLA and analogous state Laws).

(q)               “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and all Laws issued thereunder.

(r)                “ERISA Affiliate” means any Person that, at any relevant time, is or was treated as a single employer with any Seller for purposes of Code § 414.

(s)                “Final Non-Appealable” means an order of the Bankruptcy Court or other court of competent jurisdiction: (a) as to which no appeal, notice of appeal, motion for rehearing, motion for reconsideration, or other motion affecting the finality of the order (collectively, a “Challenge”) has been timely filed, or, if any of the foregoing has been timely filed, such Challenge has been disposed of in a manner that upholds and affirms the subject order in all respects without the possibility for further Challenge thereon; (b) as to which the time for instituting or filing an appeal or notice of appeal shall have expired; and (c) as to which no stay is in effect.

(t)                “GAAP” means, at a given time, United States generally accepted accounting principles, consistently applied.

(u)               “Garage Lease” means the Lease Agreement dated March 30, 2011, regarding the lease of real property located on Johnson Lake Road, in Calhoun, Georgia for use as a garage, between the Estate of E.L. Mercer and Cagle’s Transport, LLC, as amended, supplemented, modified or extended.

(v)               “Governmental Authority” means any federal, state, local, municipal, foreign, supranational or other governmental or quasi-governmental authority of any nature (including any governmental agency, branch, bureau, commission, department, official or entity and any court or other tribunal), or any administrative, executive, judicial, legislative, police, regulatory or Taxing Authority, or arbitral body.

(w)              “Grower Contracts” means any contract or agreement between one or both of Sellers, on the one hand, and a third party, on the other hand, pursuant to which such third party has agreed to house, grow, feed and/or otherwise care for chickens owned by Sellers, including all such contracts set forth on Schedule 1.1(w) herein.

(x)               “Guarantor” means Mr. Joseph C. Grendys.

(y)               “Guaranty” means a guaranty agreement dated as of the Closing Date, executed by the Guarantor for the benefit of the Sellers, relating to the indebtedness evidenced by the Purchase Note.  The Guaranty shall be a guaranty of payment (and not of collection) and shall contain terms and provisions that are customary under the circumstances and shall be reasonably acceptable in form and substance to Sellers.

(z)               “Hazardous Substances” means any pollutants, contaminants or chemicals, and any industrial, toxic or otherwise hazardous materials, substances or wastes and any other substance with respect to which liability or standards of conduct may be imposed under any Environmental Laws, including petroleum and petroleum related substances, products, by products and wastes, asbestos, urea, formaldehyde and lead based paint.

(aa)             “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the Laws thereunder.

(bb)             “Improvements” means all buildings, improvements, structures, streets, roads and fixtures located, placed, constructed or installed on or under the Acquired Owned Real Property, including all utilities, fire protection, security, surveillance, telecommunications, computer, wiring, cable, heat, exhaust, ventilation, air conditioning, electrical, mechanical, plumbing and refrigeration systems, facilities, lines, installations and conduits.

(cc)             “Independent Accounting Firm” means any of the nationally recognized “big four” accounting firms, as mutually agreed.

(dd)             “Intellectual Property Rights” means all of Sellers’ intellectual property rights, including: (i) patents, patent applications and patent rights; (ii) trademarks (registered and at common law), trademark registrations and applications, trade names, logos, trade dress, brand names, service marks (registered and at common law), service mark registrations and applications, websites, domain names and other indicia of source and all goodwill associated therewith; (iii) works of authorship, copyrights, copyright registrations and applications for registration, and moral rights; (iv) know-how, trade secrets, customer lists, proprietary information, proprietary processes and formulae, databases and data collections; (v) all source and object code, software (but only to the extent such software is transferrable without the consent of any third party), algorithms, architecture, structure, display screens, layouts, inventions, development tools; and (vi) all documentation and media constituting, describing or relating to the above, including, manuals, memoranda and records.

(ee)             “Intercreditor Agreement” means an intercreditor agreement, dated as of the Closing Date, between the Sellers and Rabobank Nederland New York Branch (the “Acquisition Lender”) relating to the indebtedness evidenced by the Purchase Note.  The Intercreditor Agreement shall contain terms and provisions that are customary under the circumstances and shall be reasonably acceptable in form and substance to the Sellers and the Acquisition Lender.

(ff)              “Inventory” means all supplies, goods, finished goods, materials, raw materials, work in process, live inventory and stock in trade owned by any Seller, whether or not prepaid, and wherever located, held or owned, including all grain inventory, eggs, live poultry, corn meal, soybean meal, finished feed and feed ingredients, dressed poultry and packaging materials related to dressed poultry, replacement and spare parts and fuels and other similar items.

(gg)             “Knowledge of Sellers” or any other similar knowledge qualification in this Agreement means all facts actually known by the following individuals:  J. Douglas Cagle and Harry C. Woodring.

(hh)             “Law” means any law, statute, regulation, rule, code, decree, constitution, ordinance, treaty, rule of common law, or Order of, administered or enforced by or on behalf of, any Governmental Authority.

(ii)               “Lien” means, with respect to any property or asset, any mortgage, lien (statutory or otherwise), pledge, security interest, Claim, interest, encumbrance, restriction, charge, instrument, preference, priority, option, or right of first refusal, of any kind or nature, whether secured or unsecured, choate or inchoate, filed or unfiled, scheduled or unscheduled, recorded or unrecorded, contingent or non-contingent, material or non-material, known or unknown.  The definition of Lien shall not be deemed to include the grant of any license or sublicense by any Seller of Intellectual Property Rights.

(jj)               “Material Adverse Effect” means a material adverse effect on the Business and the Purchased Assets, taken as a whole, excluding any such effect to the extent resulting from or arising in connection with (i) the Transactions or the public announcement thereof; (ii) changes or conditions affecting the industries generally in which Sellers operate; (iii) changes in national or international business, economic, political or social conditions, including the engagement by the United States of America in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States of America or any of its territories, possessions or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States of America; (iv) changes in financial, banking or securities markets (including any disruption thereof or any decline in the price of securities generally or any market or index); (v) changes in Law or in GAAP; (vi) changes resulting from the commencement and continuation of the Bankruptcy Cases; or (vii) actions taken by Sellers pursuant to (or as contemplated by) Orders entered by the Bankruptcy Court in the Bankruptcy Cases.

(kk)             “Multiemployer Plan” means any “multiemployer plan” (as defined in ERISA §  3(37)) contributed to by any Seller or any ERISA Affiliate or with respect to which any Seller or any ERISA Affiliate has any liability.

(ll)               “Order” means any award, decision, decree, order, directive, injunction, ruling, judgment, or consent of or entered, issued, made or rendered by any Governmental Authority.

(mm)          “Owned Real Property” means all land, together with all Improvements located thereon and all easements, rights of way, servitudes, tenements, hereditaments, appurtenances, privileges and other rights and interests appurtenant thereto owned by any Seller.

(nn)             “Pension Plan” means the Retail, Wholesale, and Department Store Union and Industry Pension Fund, a Multiemployer Plan.

(oo)             “Permits” means licenses, permits, approvals, certificates of occupancy, authorizations, operating permits, registrations, plans and the like, in each case to the extent transferable without the consent of any Governmental Authority.

(pp)             “Permitted Liens” means (i) Liens granted by Purchaser at or after the Closing in connection with any financing of Purchaser related to the purchase of the Purchased Assets pursuant to this Agreement; (ii) non-monetary matters not arising to the level of a monetary lien, fine or penalty that arise under zoning, building codes, land use and other similar Laws, none of which would materially interfere with the ownership or operation by Purchaser of the Purchased Assets following the Closing in substantially the manner as owned and operated immediately prior to the execution of this Agreement; (iii) ad valorem Property Taxes for the calendar year 2012, not yet due and payable; (iv) with respect to leased or licensed property, the terms and conditions of the lease or license applicable thereto to the extent constituting an Assumed Contract; and (v) all non-monetary matters not arising to the level of a monetary lien, fine or penalty (including covenants, agreements, conditions, easements, restrictions and rights) affecting the Acquired Owned Real Property and that are reflected on Schedule 1.1(pp) herein.

(qq)             “Person” means an individual, corporation, partnership, limited liability company, association, joint venture, trust or other entity or organization, including a Governmental Authority.

(rr)               “Post-Petition Contracts” means (i) all leases, agreements and executory contracts entered into by either Seller after the Petition Date (except any contracts related to money loaned to either Seller by any bank or other financial institution) as set forth on Schedule 1.1(rr) herein and (ii) all leases, agreements and executory contracts entered into between the date of this Agreement and the Closing Date in the ordinary course of business and in accordance with this Agreement.

(ss)              “Pre-Closing Tax Period” means (i) any Tax period ending on or before the Closing Date and (ii) with respect to a Tax period that commences before but ends after the Closing Date, the portion of such period up to and including the Closing Date.

(tt)               “Property Taxes” means all real property Taxes, personal property Taxes and similar ad valorem obligations levied with respect to the Purchased Assets for any Taxable period.

(uu)             “Release” has the meaning set forth in CERCLA.

(vv)             “Tax” means (i) any tax, governmental fee or other like assessment or charge of any kind whatsoever (including withholding on amounts paid to or by any Person), together with any interest, penalty, addition to tax or additional amount imposed by any Governmental Authority (a “Taxing Authority”) responsible for the imposition of any such tax (domestic or foreign), or (ii) liability for the payment of any amounts of the type described in clause (i) as a result of being party to any agreement or any express or implied obligation to indemnify any other Person.

1.2          Cross References.  Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Acquired Accounts Receivable	2.1(c)
Agreement	Preamble
Antitrust Division	7.5
Antitrust Filings	7.5
Apportioned Obligations	8.3
Approval Hearing	7.4(b)(ii)
Approval Order	7.4(d)
Assignment and Assumption Agreement	2.10(a)
Assumed Contracts	2.5
Assumed Employee Obligations	2.3(c)
Assumed Liabilities	2.3
Auction	7.4(b)(ii)
Backup Bid	7.4(b)(iv)
Backup Bidder	7.4(b)(iv)
Bankruptcy Cases	Recitals
Bankruptcy Code	Recitals
Bankruptcy Court	Recitals
Bid Deadline	7.4(b)(i)
Bidding Procedures	7.4(a)
Bidding Procedures Order	7.4(a)
Bowdon Lease	5.4
Breakup Fee	7.4(b)(iii)
Business	Recitals
Closing	2.9
Cure Amount Bar Date	7.4(c)
Escrow Agent	2.8(a)
End Date	12.1(b)
Excluded Assets	2.2
Excluded Liabilities	2.4
Excluded Owned Real Property	2.2(d)
FTC	7.5
Garage Lease	5.4
Good Faith Deposit	2.8(a)
Grower Contracts	2.1(b)
HSR Filing	7.5

Incremental Bid Amount	7.4(b)(ii)
Initial Overbid	7.4(b)(i)
Initial Overbid Amount	7.4(b)(i)(A)
Inventory Value	2.7(a)
Party or Parties	Preamble
Lenders	10.2(c)
Petition Date	Recitals
Post-Closing Tax Period	8.3
Prevailing Bid	7.4(b)(ii)
Purchase Price	2.6(a)
Purchased Assets	2.1
Purchaser	Preamble
Qualified Bidder	7.4(b)(ii)
Sale and Bidding Procedures Motion	7.4(a)
Seller or Sellers	Preamble
Taxing Authority	1.1(tt)
Transactions	Recitals
Transfer Taxes	8.2
Transferred Employee	9.1(a)
Transferred Employees’ Employment Date	9.4
WARN Act	6.5(a)

2.                                      Purchase and Sale.

2.1          Purchase and Sale.  Subject to the terms and conditions set forth in this Agreement, at the Closing, Sellers agree to sell, transfer and deliver to Purchaser, and Purchaser agrees to purchase, acquire and accept from Sellers, on an “as is, where is” basis and without any representation or warranty on the part of Sellers as to fitness or merchantability, all right, title and interest of Sellers as of the Closing Date in and to the following assets, properties and rights (the “Purchased Assets”), free and clear of all Liens (other than Permitted Liens and the Assumed Liabilities) pursuant to Sections 105, 363 and 365 of the Bankruptcy Code:

(a)               the Acquired Owned Real Property, including the Owned Real Property set forth on Schedule 2.1(a);

(b)               all rights of Sellers under the Assumed Contracts; provided, however, notwithstanding any other provision of this Agreement, the term Assumed Contracts shall include all Grower Contracts and all Post-Petition Contracts;

(c)               all Accounts Receivable that are not more than sixty (60) days past due as of the Closing Date (collectively, the “Acquired Accounts Receivable”) and all Claims against third parties related to the collectability thereof;

(d)               all avoidance Claims and other Claims or causes of action against the non-debtor parties to Assumed Contracts, whether arising under the Bankruptcy Code, applicable state law or otherwise and the proceeds thereof, of whatever kind or nature and whether asserted or unasserted, but only to the extent such Claims or causes of action relate to or arise under such Assumed Contracts;

(e)               all Inventory;

(f)                all personal property, including all machinery, equipment, farm products, tools, vehicles, computers, mobile phones, personal digital assistants, computer equipment, hardware, peripherals, information technology infrastructure, telephone systems, furniture, fixtures, furnishings, office supplies, production supplies, other miscellaneous supplies, and other tangible personal property of any kind owned by Sellers (including any of the foregoing property that is subject to a capital lease, but only to the extent that Purchaser assumes such capital lease as an Assumed Contract), wherever located, including all such items which are located in any building, warehouse, office or other space leased, owned or occupied by Sellers or any other space where any of Sellers’ properties and or any other assets may be situated, together with all plans, drawings, surveys, certificates of occupancy, building permits, warranties and guaranties (if any) regarding the structural components of the Acquired Owned Real Property, and any licenses and bonds relating to any pending construction, if applicable;

(g)               all Permits set forth on Schedule 2.1(g);

(h)               all Intellectual Property Rights, including the items set forth on Schedule 2.1(h);

(i)                all cars, trucks, forklifts, other industrial vehicles and other motor vehicles set forth on Schedule 2.1(i);

(j)                all books, records, files and papers of Sellers relating solely to the Business or the Purchased Assets and that are reasonably necessary for Purchaser to continue the Business, including customer lists and other identifications of former, existing and potential customers and suppliers, mailing lists, sales information, customer and supplier records, cost and pricing information, billing records, employment and personnel records and other records (including those maintained in computer tapes, disks or other computer retrievable formats), equipment logs, operating guides and manuals, creative materials, advertising materials, promotional materials, studies, reports, correspondence, financial and accounting records, Tax records and other similar documents and records (all in the state in which such records and information currently exist) and the Sellers’ main telephone numbers and post office boxes at which the Sellers receive correspondence or remittances from customers; provided, however, that Sellers shall be entitled to retain copies of such books, records, files and papers, together with goodwill; and

(k)               Any other assets of the Sellers related to the Business or the Purchased Assets and which are of a nature not customarily reflected in the books and records of a business, including any such assets which have been written off for accounting purposes but which are still used by and are of value to the Business.

2.2          Excluded Assets.  Notwithstanding any other provision of this Agreement to the contrary, the Purchased Assets shall not include any assets, properties or rights not specifically identified in Section 2.1, including the following (the “Excluded Assets”):

(a)               all of Sellers’ cash and cash equivalents on hand (including all undeposited checks) and in banks or other financial institutions;

(b)               all utility deposits, security deposits, deposits held by parties to the Assumed Contracts, deposits held by vendors or trade creditors, and other deposits, retainers and escrows of any kind or nature whatsoever;

(c)               all avoidance Claims or other Claims or causes of action of Sellers (except as set forth in Sections 2.1(c) and 2.1(d) hereof), whether arising under the Bankruptcy Code, applicable state Law or otherwise and the proceeds thereof, including actions available to Sellers under chapter 5 of the Bankruptcy Code, of whatever kind or nature, and whether asserted or unasserted;

(d)               all Owned Real Property set forth on Schedule 2.2(d) (the “Excluded Owned Real Property”);

(e)               all Permits of Sellers not otherwise set forth on Schedule 2.1(g);

(f)                Sellers’ corporate seals, stock record books, minute books, and organizational documents;

(g)               any unexpired lease or executory contract that is not an Assumed Contract (collectively, the “Excluded Contracts”); provided, however, notwithstanding any other provision of this Agreement, the term Excluded Contracts shall include the Sellers’ contracts with Air Products and Chemicals, Inc., Evonik Degussa Corp., CSX Transportation, Inc., Norfolk Southern Railway, International Paper Company and Mountaire Farms, Inc. (collectively, the “Mandatory Excluded Contracts”);

(h)               all insurance policies relating to the Business and all Claims arising under such policies prior to the Closing, and all credits, premium refunds, proceeds, causes of action or rights thereunder (except any pending insurance proceeds as specifically provided in Section 13.11  (if applicable));

(i)                all rights of Sellers arising under this Agreement or in connection with the Transactions;

(j)                any Tax refund or reimbursement due to Sellers or their Affiliates;

(k)               all amounts owed to either Seller by any one or more of such Seller’s Affiliates (including the other Seller), including all amounts owed to either Seller by the Cagle Trusts;

(l)                any shares of stock or other equity interests in any of Sellers;

(m)              all other assets listed on Schedule 2.2(m).

(n)               all rights of Sellers in or under the Employee Benefit Plans, including all prepayments, deposits and refunds thereunder and any assets maintained pursuant thereto or in connection therewith;

(o)               all rights of Sellers in or under the Pension Plan;

(p)               all Accounts Receivable not included in the Acquired Accounts Receivable; and

(q)               all assets, properties and/or rights of Sellers not otherwise specifically included in the Purchased Assets.

2.3          Assumed Liabilities.  Upon the terms and subject to the conditions of this Agreement, Purchaser agrees, effective at the time of the Closing, to assume, pay, perform and discharge, promptly when payment or performance is due or required, the following liabilities and obligations of Sellers or the Business (the “Assumed Liabilities”):

(a)               all accounts payable and other trade payables incurred by Sellers after the Petition Date that remain unpaid as of the Closing (the “Post-Petition Payables”);

(b)               all costs, expenses and liabilities pro-rated to Purchaser as set forth in this Agreement (including Section 8.3);

(c)               all accrued expenses of Sellers that remain unpaid as of the Closing, but only in the categories set forth on the Statement of Current Assumed Liabilities attached to the Balance Sheet (the “Accrued Expenses”); provided, however, the Accrued Expenses shall in no event include: (i) the obligations and liabilities assigned to Sellers pursuant to Section 9.4; and (ii) any pre- or post-Closing obligations and liabilities relating to or arising under the Pension Plan in any amount; and

(d)               as contemplated by Section 8.2, all Transfer Taxes.

2.4          Excluded Liabilities.  Notwithstanding any other provision of this Agreement to the contrary, Purchaser is assuming only the Assumed Liabilities and is not assuming any other Claim or Lien against or obligation of Sellers of whatever nature, whether presently in existence or arising hereafter.  All such other Claims, Liens, and obligations shall be retained by and remain obligations and liabilities of Sellers, including ERISA/worker’s compensation and accrued group insurance claims, products liability and personal injury claims (all such liabilities and obligations not being assumed being herein referred to as the “Excluded Liabilities”).

2.5          Assumption/Assignment of Contracts and Rights. Sellers have set forth on Schedule 2.5(i) hereto a list of all of their executory contracts and unexpired leases as of the date of this Agreement.  For the avoidance of doubt, Sellers have included on Schedule 2.5(i) hereto executory contracts and unexpired leases that are Post-Petition Contracts entered into on or prior to the date of this Agreement.  Except as provided in Section 2.1(b), at the Closing, Sellers shall assume and assign to Purchaser, pursuant to Section 365 of the Bankruptcy Code, those specific executory contracts and unexpired leases shown on Schedule 2.5(ii) (the “Material Assumed

Contracts”) and such other executory contracts and unexpired leases which Purchaser designates by notification in writing (collectively with the Material Assumed Contracts, the “Assumed Contracts”), received by the Sellers not less than five (5) days prior to the Auction.  Sellers shall have sole responsibility for paying (or causing to be paid) all Cure Costs due in connection with the assumption and assignment of the Assumed Contracts.  Notwithstanding any other provision of this Agreement to the contrary, this Agreement shall not constitute an agreement to assign any Purchased Asset that is not a Material Assumed Contract or any right thereunder if an attempted assignment, without the consent of a third party, would constitute a breach or in any way adversely affect the rights of Purchaser or Sellers thereunder. If such consent is not obtained or such assignment is not permitted or otherwise attainable pursuant to Sections 105, 363 and/or 365 of the Bankruptcy Code or pursuant to the terms of the Approval Order regarding any Assumed Contract that is not a Material Assumed Contract, then such Purchased Asset shall not be transferred hereunder and the Closing shall proceed with respect to the remaining Purchased Assets without any reduction in the Purchase Price.  Unless otherwise agreed to by Purchaser in writing, (i) no executory contract or unexpired lease of Sellers that is not an Assumed Contract shall be assumed and assigned by Sellers to Purchaser and (ii) Purchaser shall have no liability for any executory contract or unexpired lease that is not an Assumed Contract.

2.6          Purchase Price; Allocation of Purchase Price.

(a)               The purchase price for the sale and transfer of the Purchased Assets (“Purchase Price”) shall be in U.S. dollars and shall be (i) Thirty-Seven Million Dollars ($37,000,000.00), plus (ii) the Inventory Value (as determined in Section 2.7(a) below) and the Book Value of the Acquired Accounts Receivable of Sellers, minus (iii) the aggregate dollar amount of the Post-Petition Payables and the Accrued Expenses; provided, however, the Post-Petition Payables and Accrued Expenses shall be calculated and determined in the same manner as the Statement of Current Assumed Liabilities attached to the Balance Sheet.

(b)               At the Closing, Purchaser shall deliver the Purchase Price as follows: (i) the lesser of Fifty-Five Million Dollars ($55,000,000.00) or the Purchase Price, in cash, by wire transfer of immediately available federal funds to a bank account (or accounts) as shall be designated in writing no later than one (1) day prior to the Closing Date by First American Title Insurance Company (“Disbursement Agent”), for further disbursement by Disbursement Agent in accordance with the provisions of this Agreement, which amount shall be reduced by the amount of the Good Faith Deposit paid to Sellers as a credit against the Purchase Price in accordance with Section 2.8(b); and (ii) if the Purchase Price exceeds Fifty-Five Million Dollars, such excess shall be evidenced by a promissory note in the original principal amount of such excess, bearing interest at 8% per annum, payable in eight (8) equal quarterly installments of principal (plus accrued interest to the date of each payment), with no prepayment penalties.  Notwithstanding the due dates described in the previous sentence, for any quarterly installments that are otherwise due and payable during the calendar year 2012 and during the month of January 2013, payment of such quarterly installments shall be deferred until February 1, 2013, whereupon all such deferred payments (with interest accrued thereon) shall be due and payable.  The remaining quarterly installments shall continue and shall be due and payable commencing with the then next regularly-scheduled quarterly installment then due on or following February 1, 2013.  Said remaining quarterly installments shall be payable on the first (1st) day of the calendar month of the applicable quarter.  By way of example, if Closing occurs in May 2012, then quarterly installments would otherwise be due September 1, 2012 (deferred to February 1, 2013 as described above), December 1, 2012 (deferred to February 1, 2013 as described above), March 1, 2013, June 1, 2013, September 1, 2013, December 1, 2013, March 1, 2014, with the remainder of principal and accrued interest then due and payable (in full) on the second anniversary of the Closing Date (the “Purchase Note”).  The Purchase Note shall be governed in accordance with Georgia law and shall be subject to the Intercreditor Agreement and the Guaranty.

(c)               Purchaser and Sellers agree that the Purchase Price and applicable Assumed Liabilities shall be allocated in accordance with Section 1060 of the Code and the regulations thereunder and Schedule 2.6(c) hereof (such schedule to be determined jointly by Purchaser and Sellers prior to Closing).  Each of Purchaser and Sellers agrees to provide the other promptly with any other information required to complete Schedule 2.6(c).  Such allocation shall be binding on Purchaser and Sellers for all purposes, including the reporting of gain or loss and determination of basis for income tax purposes, and each of the parties hereto agrees that it will file a statement (on IRS Form 8594 or other applicable form) setting forth such allocation with its federal and applicable state income tax returns and will also file such further information or take such further actions as may be necessary to comply with the Treasury Regulations that have been promulgated pursuant to Section 1060 of the Code and similar applicable state Laws and regulations.

2.7          Inventory and Accounts Receivable.

(a)                                             Inventory Value.  On the Closing Date, Sellers shall provide to Purchaser a listing of each category of Inventory items, including broiler Inventory, pullets, breeders, eggs, feed ingredients and finished goods and supplies, packing materials and ingredients and the quantity of each such category as of the Closing Date.  With respect to the calculation of the value of the Inventory, the Parties agree that on the day after the Closing Date, Purchaser’s employees and those employees selected by Sellers (whether or not such employees are Transferred Employees), supervised by Frost, PLLC (at Sellers’ expense), shall take a physical count of each category of Inventory (including broiler inventory, pullets, breeders, eggs, feed ingredients, finished feed, supplies, parts, and packaging materials) and determine the physical count of each such category as of the Closing Date.  Except as provided below in this Section 2.7, each category of Inventory shall be valued as of the Closing Date at the lower of Sellers’ cost thereof in accordance with GAAP on a first-in/first-out and category-by-category basis consistent with Sellers’ past practices or market. Notwithstanding anything contained herein to the contrary, the calculation of “Inventory Value” as determined pursuant to Section 2.7 shall not include any Inventories that are obsolete, damaged, spoiled or unusable. In determining the value of each Inventory category, the Sellers’ cost of each Inventory category computed on a first-in/first-out basis shall include only the following costs with respect to each Inventory category:

(i)            Pullet Inventory.  The value of the pullet Inventory shall be based upon the actual costs incurred from placement to capitalization, including pullet chick cost from the primary breeder, cost of feed delivered to the pullet houses, grower compensation paid to the pullet growers, cost of servicing, and cost of medication and vaccination.

(ii)           Breeder Inventory.  The value of the breeder Inventory shall be based upon the cost of the flock transferred from the pullet farm less the applicable amortization of the capitalized costs of the flock over a thirty-seven (37) week useful life to include the residual value of the spent hens, plus the unconsumed feed on the breeder farms, the value of any undelivered eggs on the breeder farms, and the cost of servicing.

(iii)          Egg Inventory.  The value of the egg Inventory shall be determined by taking into consideration the actual egg cost from the breeder, plus the delivery cost of transporting the egg inventory to the hatchery.  The actual egg cost shall include breeder flock amortization expense, cost of feed fed to the flock, grower compensation, hen servicing costs, cost of sanitation supplies, and all other non-administrative hatchery costs.

(iv)          Broiler Inventory.  The value of the broiler Inventory shall include the costs of the chicks from the hatchery, delivery cost to the farm, finished feed costs delivered to the farm, and medications, veterinary and vaccination costs.

(v)           Feed Ingredient Inventory.  The value of the feed ingredient Inventory shall be the actual cost of the feed ingredient delivered at the mill, including with respect to feed ingredient Inventory that has been prepaid by Sellers and is delivered from and after the Closing.

(vi)          Finished Feed Inventory.  The value of the finished feed Inventory shall be the cost of the feed ingredient and the cost of milling.

(vii)         Finished Goods Inventory.  The finished goods Inventory shall be valued on a category by category basis at the lower of Sellers’ cost or market; market shall be defined as the Sellers’ selling price of such category of finished goods Inventory, net of freight costs to deliver, marketing programs, rebates, broker commissions (but only to the extent that such marketing programs, rebates and broker commissions relate to finished goods inventory produced or packaged for a specific customer that Purchaser could not easily repackage and sell to another customer without incurring additional significant costs), and outside cold storage costs to arrive at a f.o.b. the plant net selling price; this market price will be based on the most recent sales prior to the Closing Date; provided, however, the market price of poultry leg quarters shall be the current negotiated export price, less the cost of any additional freight and cold storage expense to be incurred to move the product to port.

(viii)        Miscellaneous Inventory.  The miscellaneous Inventory shall include supplies, parts, packing materials, labels, boxes, ingredients and crates, whether or not reflected on the Balance Sheet or in Sellers’ books of account, and shall be valued at Sellers’ cost, except packaging inventory, including boxes and labels, shall be valued at 60 cents on the dollar of the cost of such items.

The aggregate value of the Inventory Items calculated in accordance with Section 2.7(a)(i) through (viii) shall constitute the “Inventory Value” to be used in determining the Purchase Price.

(b)               Accounts Receivable.  At the Closing, the Sellers shall deliver to the Purchaser a full and complete, aged list of all of Sellers’ Acquired Accounts Receivable (excluding all intercompany accounts receivable) as of the Closing appearing on the books of account of the Sellers, together with marketing programs, rebates, other discounts and set offs associated therewith. The “Book Value” of the Acquired Accounts Receivable shall be the value of the Acquired Accounts Receivable appearing on the books of account of the Sellers reduced by any rebates, discounts or set offs associated with any marketing programs that are not otherwise reflected or taken into consideration in the Post-Petition Payables or Accrued Expenses.  The Purchaser will accept all Acquired Accounts Receivable and use its good faith, reasonable best efforts to collect such Acquired Accounts Receivable until sixty (60) days after the Closing (the “A/R Collection Deadline”).  On the A/R Collection Deadline, (i) title to any uncollected Closing Date Acquired Accounts Receivable shall revert and be transferred to Sellers, and (ii) Purchaser shall provide to Sellers true, correct and complete books and records reflecting the collection of Acquired Accounts Receivable during such 60-day period.  The difference between the collected Acquired Accounts Receivable and the aggregate amount of Closing Date Acquired Accounts Receivable shall be considered a deficiency, and the principal amount of the Purchase Note shall be reduced by an amount equal to such deficiency (such reduction being applied to principal payments in reverse order of payment).

2.8          Good Faith Deposit.

(a)               Within three (3) Business Days following the execution of this Agreement, Purchaser shall deposit with First American Title Insurance Company (“Escrow Agent”) cash in immediately available federal funds by wire transfer to an account designated by Escrow Agent, in an amount equal to Four Million and No/100 Dollars ($4,000,000.00) (the “Good Faith Deposit”), to be applied as provided in Section 2.8(b).  The Good Faith Deposit shall be held in escrow by Escrow Agent in an interest bearing, money market or demand deposit account with an institutional bank having offices in Georgia (“Good Faith Deposit Escrow Account”).  All interest accruing on such Good Faith Deposit Escrow Account shall be credited to Purchaser. The Purchaser shall pay the costs and expenses of Escrow Agent and Disbursement Agent in connection with the Transactions. Sellers, Purchaser and Escrow Agent shall enter into that certain Good Faith Deposit Escrow Agreement in the form attached hereto as Exhibit B.

(b)               The Good Faith Deposit shall be (i) applied at the Closing as a credit against the Purchase Price, or (ii) given to Sellers as liquidated damages if this Agreement is terminated (1) pursuant to Section 12.1(e), or (2) pursuant to Section 12.1(b) and any of the conditions of Section 10.3 have not been satisfied.  Except as described in the previous sentence, the Good Faith Deposit shall be returned to Purchaser within five (5) Business Days after any termination of the Agreement pursuant to Section 12.1.

(c)               The Good Faith Deposit is deemed liquidated damages in favor of Sellers and not as a penalty; it being agreed that Sellers’ actual damages are impossible to estimate and that the amount of liquidated damages is a good faith estimate of the actual damages that would be suffered by Sellers as a result of a breach by Purchaser of this Agreement, and that such liquidated damages shall be in lieu of any other right or remedy of Sellers.

2.9          Closing.  The closing (the “Closing”) of the purchase and sale of the Purchased Assets and the assumption of the Assumed Liabilities shall take place at the offices of King & Spalding LLP, 1180 Peachtree Street, Atlanta, Georgia, no later than five (5) Business Days after satisfaction of the conditions set forth in Section 10 (other than those requiring a delivery, or the taking of other action, at the Closing), or at such other time or place as Purchaser and Sellers may agree. Possession of all Purchased Assets will be delivered to Purchaser at Closing.

2.10        Deliveries by Sellers.  At the Closing, Sellers will deliver or cause to be delivered to Purchaser (unless delivered previously) the following:

(a)               a Bill of Sale, Assignment and Assumption Agreement substantially in the form attached hereto as Exhibit C (the “Assignment and Assumption Agreement”), duly executed by Sellers, and transferring those Purchased Assets as directed in writing by the Purchaser to the Sellers prior to Closing to the parties named in such direction by the Purchaser, free and clear of all Liens (other than Permitted Liens and Assumed Liabilities), except as expressly provided in this Agreement;

(b)               duly executed statutory/limited warranty deeds substantially in the form attached hereto as Exhibit D, transferring fee simple title to the Acquired Owned Real Property to Purchaser, and affidavits and all other documents that are normal and customary in the closing of real estate transactions in Georgia with respect to Georgia real estate or in Alabama with respect to Alabama real estate (taking into account that Sellers are debtors-in-possession in the Bankruptcy Cases) or otherwise reasonably required by the relevant title company, in form and substance reasonably satisfactory to Purchaser;

(c)               originals (or, to the extent originals are not available, copies) of all Assumed Contracts (together with all material amendments, supplements or modifications thereto) to the extent not already located at the Acquired Owned Real Property;

(d)               physical possession of all of the Purchased Assets capable of passing by delivery with the intent that title in such Purchased Assets shall pass by and upon delivery;

(e)               a duly executed assignment agreement or agreements transferring the Intellectual Property Rights to Purchaser, in form and substance reasonably satisfactory to Purchaser;

(f)                a duly executed assignment agreement or agreements transferring Permits to Purchaser, in form and substance reasonably satisfactory to Purchaser;

(g)               an affidavit from each Seller, sworn under penalty of perjury and dated as of the Closing Date, in form and substance required under the Treasury Laws issued pursuant to Section 1445 of the Code stating that such Seller is not a foreign person as defined in Section 1445 of the Code;

(h)               certificates of title and title transfer documents to all titled motor vehicles included within the Purchased Assets;

(i)                a certificate signed by a duly authorized officer of each Seller dated the Closing Date, expressly certifying that the conditions set forth in Sections 10.2(a) and (b) have been satisfied;

(j)                such evidence as Purchaser’s counsel and/or the title company providing an owner’s policy with respect to the Acquired Owned Real Property may reasonably require as to the authority of the person or persons executing documents conveying the Acquired Owned Real Property;

(k)               an executed affidavit in customary form that the owners of the Acquired Owned Real Property are Georgia residents for purposes of O.C.G.A. Section 48-7-128 or that owners are otherwise exempt from withholding requirements of O.C.G.A. Section 48-7-128 relating to the transfer of the Georgia real properties;

(l)                an executed affidavit in customary form that the owners of the Acquired Owned Real Property are Alabama residents for purposes of Code of Alabama 1975 Section 4-18-86 or that owners are otherwise exempt from withholding requirements of Code of Alabama 1975 Section 4-18-86 relating to the transfer of the Alabama real property;

(m)              a Closing/ Settlement Statement;

(n)               a lease assignment agreement, duly executed by Cagle’s Transport, LLC, assigning the Garage Lease to Purchaser and a lease assignment agreement, duly executed by Cagle’s Farms, Inc., assigning the Sellers’ rights (if any) under the Bowdon Lease to Purchaser, if Purchaser desires to assume and accept such Leases in accordance with the provisions of Section 2.5 herein;

(o)               a certificate of the Secretary of each Seller dated the Closing Date; attaching and certifying the resolutions of the board of directors of each Seller approving the Agreement and the Transaction contemplated by the Agreement;

(p)               all other documents, instruments and writings reasonably requested by Purchaser to be delivered by Sellers at or prior to the Closing pursuant to this Agreement;

2.11                        Deliveries by Purchaser.  At the Closing, Purchaser will deliver or cause to be delivered to Sellers (unless previously delivered) the following:

(a)               the Purchase Price less the Good Faith Deposit;

(b)               the Purchase Note, in the form attached hereto as Exhibit E, duly executed by Purchaser;

(c)               the Assignment and Assumption Agreement, duly executed by Purchaser;

(d)               a letter instructing the Escrow Agent to release the Good Faith Deposit to Sellers, duly executed by Purchaser;

(e)               the Guaranty, duly executed by the Guarantor; and

(f)                all other documents, instruments and writings reasonably requested by Sellers to be delivered by Purchaser at or prior to the Closing pursuant to this Agreement.

3.                                      Representations and Warranties of Sellers.  Subject to the terms, conditions and limitations set forth in this Agreement, Sellers hereby represent and warrant to Purchaser as of the date of this Agreement as follows:

3.1          Organization.  Each Seller is a corporation validly existing under the Laws of the State of Georgia and is authorized to do business in the States of Georgia, Alabama and every other State in which such authorization is required, and has the corporate power and authority to own, lease and operate the Purchased Assets, and to carry on in all material respects the Business as now being conducted.

3.2          Corporate Authorization.  The execution, delivery and performance by Sellers of this Agreement and the consummation of the Transactions are within Sellers’ corporate powers and have been duly authorized by all necessary actions on the part of Sellers.  Subject to entry by the Bankruptcy Court of the Bidding Procedures Order and the Approval Order in the Bankruptcy Cases, this Agreement constitutes a valid and binding agreement of Sellers that is enforceable in accordance with its terms.

3.3          Governmental Authorization.  Except as disclosed on Schedule 3.3, the execution, delivery and performance by Sellers of this Agreement and the consummation of the transactions contemplated hereby by Sellers require no action by or in respect of, or filing with, any Governmental Authority other than (a) consents, approvals or authorizations of, or declarations or filings with, the Bankruptcy Court, (b) such actions and filings required by the HSR Act or otherwise required pursuant to Section 7.5, and (c) any such action or filing as to which the failure to make or obtain would not have a Material Adverse Effect.

3.4          Non-contravention.  Subject to entry by the Bankruptcy Court of the Bidding Procedures Order and the Approval Order in the Bankruptcy Cases, the execution, delivery and performance by Sellers of this Agreement and the consummation of the Transactions do not and will not (a) violate Sellers’ articles or certificates of incorporation, as amended, or bylaws, (b) assuming compliance with the matters referred to in Section 3.3, materially violate any applicable Law, (c) except as to matters which would not reasonably be expected to have a Material Adverse Effect, constitute a default under or give rise to any right of termination, cancellation or acceleration of any right or obligation or to a loss of any benefit relating to any Purchased Asset, including Assumed Contracts, to which either Seller is entitled under any provision of any agreement or other instrument binding upon such Seller except for breaches and defaults referred to in Section 365(b)(2) of the Bankruptcy Code, or (d) result in the creation or imposition of any Lien on any Purchased Asset, except for Permitted Liens and Assumed Liabilities or Liens that will be released at or prior to Closing.

3.5          Required Consents.  Except for consents, approvals or authorizations of, or declarations or filings with, the Bankruptcy Court, and except as otherwise set forth on Schedule 3.5, there is no agreement or other instrument binding upon Sellers requiring a consent or other action by any Person as a result of the execution, delivery and performance of this Agreement, except such consents or actions as would not, individually or in the aggregate, have a Material Adverse Effect if not received or taken by the Closing Date.

3.6          Litigation.  Except as disclosed on Schedule 3.6, as of the date hereof, there is no action, suit, investigation or proceeding pending against, or to the Knowledge of Sellers, threatened against or affecting, the Purchased Assets, the Sellers or the conduct of the Business before any Governmental Authority which is reasonably likely to have a Material Adverse Effect or which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the Transactions.

3.7          Permits.  To the Knowledge of Sellers, Schedule 3.7 sets forth a list of all Permits required to conduct and operate the Business in a manner consistent with the current practices of Sellers.  Except as set forth on Schedule 3.7, to the Knowledge of Sellers, (a) each Seller is in material compliance with the terms and requirements of each such Permit; and (b) no written notice of violation of any Permit has been received from any Governmental Authority and no proceeding is pending seeking to revoke or limit any such Permit.

3.8          Intellectual Property Rights.  Schedule 3.8(a) sets forth an accurate and complete list of all registered Intellectual Property Rights included in the Purchased Assets. Except as set forth on Schedule 3.8(b), to the Knowledge of Sellers, there exist no outstanding challenges to the ownership and use by Sellers of the Intellectual Property Rights, nor any alleged infringements of such Intellectual Property Rights by third parties.  Except as set forth on Schedule 3.8(b), none of the Intellectual Property Rights included in the Purchased Assets have been licensed by Sellers to any other Person.

3.9          Compliance with Laws and Court Orders.  To the Knowledge of Sellers, neither Seller is in violation of any Law applicable to the Purchased Assets, the conduct of the Business or either Seller, except for violations which would not reasonably be expected to have a Material Adverse Effect.

3.10        Environmental Matters.  Other than as may be set forth in the reports described on Schedule 3.10, Sellers have not received written notice from any Governmental Authority or third party of any violation of or failure to comply with any Environmental Laws with respect to the Acquired Owned Real Property which to the Knowledge of Sellers remains uncorrected, or of any obligation to undertake or bear the cost of any remediation with respect to the Acquired Owned Real Property which to the Knowledge of Sellers remains unperformed.

3.11        Real Property.  Schedule 3.11(a) sets forth the address and description of all Acquired Owned Real Property.  With respect to each parcel of Acquired Owned Real Property, except as set forth on Schedule 3.11(b):

(a)               the applicable Seller has fee simple title to such Acquired Owned Real Property, free and clear of all encumbrances, except for Permitted Liens and Liens that will be released at or prior to Closing;

(b)               there are no leases, subleases, licenses, concessions, or other agreements, written or oral, granting to any Person the right of use or occupancy of any portion of such Acquired Owned Real Property;

(c)               there are no outstanding options, rights of first offer, or rights of first refusal to purchase such Acquired Owned Real Property (other than the right of Purchaser pursuant to this Agreement), or any portion thereof or interest therein;

(d)               as of the date of this Agreement, there are no condemnation or eminent domain proceedings pending or, to the Knowledge of Sellers, threatened with respect to all or any part of the Acquired Owned Real Property;

(e)               to the Knowledge of Sellers, no water, sewer, electric, natural gas, telephone, cable television, drainage facility or other utility required for the operation of the Business substantially in accordance with past practice is not installed at the applicable Acquired Owned Real Property site or is not connected with appropriate permits.  To the Knowledge of Sellers, all water, sewer, electric, natural gas, telephone, cable television, drainage facility or other utilities adequately serve the Business as currently operated.  To the Knowledge of Sellers, no utility lines serving any parcel of Acquired Owned Real Property are located outside the boundaries of such parcel, except for such lines located across lands dedicated to public use or subject to recorded easements for the same, or except as disclosed on surveys provided or otherwise made available by Sellers to Purchaser;

(f)                to the Knowledge of Sellers, no curb cut and street opening permits or licenses required for vehicular access to and from each parcel of the Acquired Owned Real Property over presently existing roads and driveways have not been obtained or will not be in full force and effect at the time of Closing.  To the Knowledge of Sellers, no assessments for public improvements have been made against any parcel of the Acquired Owned Real Property which remain unpaid, including those for construction of sewer and water lines and mains, streets, sidewalks and curbs, and neither Seller has received written notice of any public improvements which have been initiated or ordered to be made and/or which exist but have not been completed, assessed and paid.

(g)                                              to the Knowledge of Sellers, and except as provided in Schedule 3.11(g) herein:

(i)            the Sellers have received no written notice from any federal, state, county or municipal authority, insurance carrier or title claimant alleging any material violation of the present compliance of the Acquired Owned Real Property and the Sellers with applicable zoning ordinances, building codes, life safety codes or applicable health department ordinances for which such material violation has not been resolved, paid, remediated or repaired;

(ii)           the Sellers have received no written notice from any federal, state, county or municipal authority or insurance carrier alleging any material violation by the Sellers or the Acquired Owned Real Property of fire codes for which such material violation has not been resolved, paid, remediated or repaired;

(iii)          the Sellers have received no written notice from any federal, state, county or municipal authority or insurance carrier alleging any material violation by the Sellers in connection with all laws and ordinances relating to occupational health and safety for which such material violation has not been resolved, paid, remediated or repaired;

(iv)          the Acquired Owned Real Property is in good operating condition and in a state of good maintenance and repair, subject to normal wear and tear, obsolescence, and continued repair and replacement in accordance with past practice.  There are no latent defects or adverse physical conditions affecting any Acquired Owned Real Property which materially and adversely affect the utility, safety, structural soundness or condition of the improvements on the Acquired Owned Real Property;

(v)           the Sellers have received no written notice from any federal, state, county or municipal authority, insurance carrier or title claimant alleging any material violation by the Acquired Owned Real Property with any applicable recorded deed restrictions or other applicable recorded covenants, restrictions, agreements, or any existing site plan approvals, zoning or subdivision regulations or urban redevelopment plans for which such material violation has not been resolved, paid, remediated or repaired;

(vi)          the Sellers have received no written notice from any federal, state, county or municipal authority, insurance carrier or title claimant alleging any unrecorded contractual or legal covenants, restrictions or other agreements with or in favor of any Governmental Authority or any other Person limiting or otherwise materially and adversely affecting the use of any parcel of the Acquired Owned Real Property for any purposes permitted by the regulations governing the zoning district in which such parcel is situated, and all improvements on a parcel of Acquired Owned Real Property are wholly within the lot limits of such parcel and do not encroach on any adjoining premises;

(vii)         there are no material encroachments on any parcel of the Acquired Owned Real Property by any improvements located on any adjoining property, except as described on surveys provided or otherwise made available to Purchaser;

(viii)        each parcel of Acquired Owned Real Property is occupied under a valid and current certificate of occupancy; and

(ix)          as of the date of this Agreement, there are no casualty losses affecting any of the Acquired Owned Real Property that have not been appropriately restored/remediated.

3.12        Employee Benefit Plans.

(a)               Schedule 3.12(a) sets forth a complete and accurate list of Sellers’ Employee Benefit Plans.  Sellers have provided to, or made available to, Purchaser true and correct copies of each Employee Benefit Plan (including all plan documents and amendments thereto).  Except as set forth on Schedule 3.12(a), to the Knowledge of Sellers, each Employee Benefit Plan has been established, maintained, funded and administered in material compliance with its terms, the Collective Bargaining Agreement, and all applicable requirements of ERISA, the Code, and other applicable Laws.  Except as set forth on Schedule 3.12(a), to the Knowledge of Sellers, each Employee Benefit Plan which is intended to be qualified within the meaning of Code § 401(a) is so qualified and has received a favorable determination letter from the Internal Revenue Service upon which it may rely, or is comprised of a master or prototype plan that has received a favorable opinion letter from the Internal Revenue Service, and to the Knowledge of Sellers nothing has occurred that is reasonably likely to adversely affect the qualified status of such Employee Benefit Plan.  No Employee Benefit Plan is subject to Title IV or Section 302 of ERISA or Section 412 of the Code, and no Seller or any ERISA Affiliate contributes to or has any liability with respect to any such plan.

(b)               Schedule 3.12(b) sets forth a complete and correct list of each Multiemployer Plan.  Except as set forth on Schedule 3.12(b), all contributions required to be made to any Multiemployer Plan by any Seller or any ERISA Affiliate have been made.  As of the date of this Agreement, no Seller or ERISA Affiliate has incurred any unsatisfied withdrawal liability with respect to any Multiemployer Plan, and no Seller or ERISA Affiliate is bound by any contract or has any liability described in Section 4204 of ERISA.

(c)               Except as set forth on Schedule 3.12(c), with respect to each Employee Benefit Plan, all payments, premiums, contributions, distributions, reimbursements or accruals for all periods (or partial periods) ending prior to or as of the Closing Date shall have been timely made in accordance with the terms of the applicable Employee Benefit Plan and applicable Law.

3.13        Personnel Matters.  Schedule 3.13 contains an accurate and complete list of the names, job classifications, dates of hire, base compensation, and any supplemental or bonus compensation (including any retention bonus arrangements) for all salaried employees of any Seller.

3.14        Sufficiency of and Title to the Purchased Assets.  Sellers will have at Closing good and marketable title to, or a valid leasehold interest in, all of the Purchased Assets.  Upon consummation of the Transactions at the Closing, Purchaser will have acquired good, valid and marketable title in and to, or a valid leasehold interest in, each of the Purchased Assets, free and clear of all Liens (other than Assumed Liabilities and Permitted Liens).

3.15        Certain Fees.  Except for the fees and expenses of Lazard Middle Market LLC, Sellers have not incurred any liability for any investment banking fees, brokerage fees, finders’ fees, or other similar fees in connection with this Agreement or the Transactions.  It shall be Sellers’ responsibility to satisfy the fees and expenses of Lazard Middle Market LLC and Purchaser shall have no liability to satisfy those fees and expenses.

3.16        “AS IS” TRANSACTION. PURCHASER HEREBY ACKNOWLEDGES AND AGREES THAT, NOTWITHSTANDING THE REPRESENTATIONS AND WARRANTIES EXPRESSLY PROVIDED IN THIS SECTION 3, THE CONSENT OF A PARTY TO THE CLOSING SHALL CONSTITUTE A WAIVER BY SUCH PARTY OF ANY CONDITIONS TO CLOSING NOT SATISFIED AS OF THE CLOSING DATE, AND FOLLOWING CLOSING SELLERS MAKE NO REPRESENTATIONS OR WARRANTIES WHATSOEVER, EXPRESS OR IMPLIED, WITH RESPECT TO ANY MATTER RELATING TO THE PURCHASED ASSETS, INCLUDING INCOME TO BE DERIVED OR EXPENSES TO BE INCURRED IN CONNECTION WITH THE PURCHASED ASSETS, THE PHYSICAL CONDITION OF ANY PERSONAL OR REAL PROPERTY COMPRISING A PART OF THE PURCHASED ASSETS OR WHICH IS THE SUBJECT OF ANY LEASE OR CONTRACT TO BE ASSIGNED TO PURCHASER AT THE CLOSING, THE ENVIRONMENTAL CONDITION OR ANY OTHER MATTER RELATING TO THE PHYSICAL CONDITION OF ANY REAL PROPERTY OR IMPROVEMENTS, THE ZONING OF ANY SUCH REAL PROPERTY OR IMPROVEMENTS, THE VALUE OF THE PURCHASED ASSETS (OR ANY PORTION THEREOF), THE TRANSFERABILITY OF THE PURCHASED ASSETS, THE TITLE OF THE PURCHASED ASSETS (OR ANY PORTION THEREOF), OR THE MERCHANTABILITY OR FITNESS OF THE PERSONAL PROPERTY OR ANY OTHER PORTION OF THE PURCHASED ASSETS FOR ANY PARTICULAR PURPOSE.  WITHOUT IN ANY WAY LIMITING THE FOREGOING, SELLERS HEREBY DISCLAIM ANY WARRANTY, EXPRESS OR IMPLIED, OF MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE AS TO ANY PORTION OF THE PURCHASED ASSETS.  PURCHASER FURTHER ACKNOWLEDGES THAT PURCHASER HAS CONDUCTED AN INDEPENDENT INSPECTION AND INVESTIGATION OF THE PHYSICAL CONDITION OF THE PURCHASED ASSETS AND ALL SUCH OTHER MATTERS RELATING TO OR AFFECTING THE PURCHASED ASSETS AS PURCHASER DEEMED NECESSARY OR APPROPRIATE AND THAT IN PROCEEDING WITH ITS ACQUISITION OF THE PURCHASED ASSETS, EXCEPT FOR ANY REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN SECTION 3, PURCHASER IS DOING SO BASED SOLELY UPON SUCH INDEPENDENT INSPECTIONS AND INVESTIGATIONS.  ACCORDINGLY, UPON THE CLOSING DATE, PURCHASER WILL ACCEPT THE PURCHASED ASSETS AT THE CLOSING “AS IS,” “WHERE IS,” AND “WITH ALL FAULTS.”

4.                                      Representations and Warranties of Purchaser.  Purchaser represents and warrants to Sellers as follows:

4.1          Organization.  Purchaser is a limited liability company duly organized, validly existing and in good standing under the Laws of Delaware and has all limited liability company powers and all material governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted.

4.2          Corporate Authorization.  The execution, delivery and performance by Purchaser of this Agreement and the consummation of the Transactions are within the corporate powers of Purchaser and have been duly authorized by all necessary actions on the part of Purchaser. This Agreement constitutes a valid and binding agreement of Purchaser that is enforceable in accordance with its terms.

4.3          Governmental Authorization.  The execution, delivery and performance by Purchaser of this Agreement and the consummation of the Transactions by Purchaser require no action by or in respect of, or filing with, any Governmental Authority other than (a) consents, approvals or authorizations of, or declarations or filings with, the Bankruptcy Court, (b) the actions and filings required pursuant to Section 7.5, and (c) any such action or filing as to which the failure to make or obtain would not have a material adverse effect on the Purchaser or its ability to close the Transactions.

4.4          Non-contravention.  Neither the execution and delivery of this Agreement nor the consummation of the Transactions will (a) conflict with or result in any breach of any provision of organizational documents of Purchaser; (b) require any filing with, or the obtaining of any permit, authorization, consent or approval of, any Governmental Authority; (c) violate, conflict with or result in a default (or any event which, with notice or lapse of time or both, would constitute a default) under, or give rise to any right of termination, cancellation or acceleration under, any of the terms, conditions or provisions of any note, mortgage, other evidence of indebtedness, guarantee, license, agreement, lease or other contract, instrument or obligation to which Purchaser is a party or by which Purchaser or any of its assets may be bound; or (d) violate any Law applicable to Purchaser, excluding from the foregoing clauses (b), (c) and (d) such requirements, violations, conflicts, defaults or rights (i) which would not adversely affect the ability of Purchaser to consummate the Transactions, or (ii) which become applicable as a result of any acts or omissions by, or the status of or any facts pertaining to, Sellers.

4.5          Financing.  Purchaser shall have at Closing sufficient cash, available lines of credit or other sources of immediately available funds to enable it to make payment of the Purchase Price and any other amounts to be paid by it hereunder.

4.6          Litigation.  There is no action, suit, investigation or proceeding pending against or, to the knowledge of Purchaser, threatened against or affecting Purchaser before any Governmental Authority which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the Transactions.

4.7          Certain Fees.  Other than Rabo Securities USA, Inc. and the fees and expenses payable to them, Purchaser has not employed any other broker, finder, investment banker, or other intermediary or incurred any other liability for any investment banking fees, financial advisory fees, brokerage fees, finders’ fees, or other similar fees in connection with this Agreement or the Transactions.

4.8          Inspections; No Other Representations.  Purchaser is an informed and sophisticated purchaser, and has engaged expert advisors, experienced in the evaluation and purchase of properties and assets such as the Purchased Assets and assumption of liabilities such as the Assumed Liabilities as contemplated hereunder.  Purchaser has undertaken such investigation and has been provided with and has evaluated such documents and information as it has deemed necessary to enable it to make an informed and intelligent decision with respect to the execution, delivery and performance of this Agreement.  Purchaser acknowledges that Sellers have given Purchaser reasonable and open access to the key employees, documents and facilities of the Business.  Purchaser acknowledges and agrees that the Purchased Assets are being sold on an “as is, where is” basis and Purchaser agrees to accept the Purchased Assets in the condition they are in on the Closing Date based on its own inspection, examination and determination with respect to all matters and without reliance upon any express or implied representations or warranties of any nature made by or on behalf of or imputed to Sellers, except as expressly set forth in this Agreement.  Without limiting the generality of the foregoing, Purchaser acknowledges that Sellers have made no representation or warranty with respect to any projections, estimates or budgets delivered to or made available to Purchaser of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Business or the future prospects or operations of the Business.

5.                                      Covenants of Sellers.  Sellers agree that:

5.1          Conduct of the Business.  From the date hereof until the earlier of the termination of this Agreement pursuant to Section 12.1 or the Closing Date, except (i) as disclosed on Schedule 5.1, (ii) as may be required by the Bankruptcy Court, (iii) for the consequences resulting from the continuation of the Bankruptcy Cases, or (iv) as may be required or contemplated by this Agreement,

(a)               Sellers will not (except in the ordinary course of business consistent with past practice):

(i)            with respect to the Business, acquire a material amount of assets from any other Person;

(ii)           sell, lease, license or otherwise dispose of any Purchased Assets except in the ordinary course of business substantially consistent with past practice;

(iii)          agree or commit to do any of the foregoing; or

(iv)          take any action that would reasonably be expected to cause the failure of any condition contained in Section 10.2 (other than actions taken by Sellers in connection with the discharge of their fiduciary duties during the Bankruptcy Cases); and

(b)               Sellers will:

(i)            conduct and carry on the Business in the ordinary and regular course consistent with past practice since the Petition Date;

(ii)           use their commercially reasonable efforts to preserve the Purchased Assets, the Business and their relationships with employees, customers, suppliers and others;

(iii)          pay undisputed Post-Petition Payables as they come due in the ordinary course of business consistent with past practices since the Petition Date; and

(iv)          cause the Acquired Owned Real Property to be maintained in substantially the same condition as it is presently maintained as of the date of this Agreement.

5.2          Access to Information.  From the date hereof until the earlier of the termination of this Agreement pursuant to Section 12.1 or the Closing Date, Sellers shall reasonably afford, and shall cause their officers, employees, attorneys and other agents to reasonably afford, to Purchaser and its counsel, accountants and other representatives, access (at reasonable times during normal business hours) to officers and other employees of Sellers for the purposes of evaluating the Business and all properties, books, accounts, records and documents of, or relating to, the Business, subject to the terms of the Confidentiality Agreement.  All access to the officers, employees, properties, books, accounts, records and/or documents of the Business shall be arranged on behalf of Sellers by representatives of Lazard Middle Market LLC.

5.3          Notices of Certain Events.  Sellers shall promptly notify Purchaser of:

(a)               any notice or other written communication from any Person alleging that the consent of such Person is or may be required in connection with the consummation of the Transactions;

(b)               any material written communication from any Governmental Authority in connection with or relating to the Transactions;

(c)               the commencement of any actions, suits, investigations or proceedings relating to Sellers or the Business that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.6; and

(d)               any casualty loss to, condemnation of, or any other material change to the condition of any of the Acquired Owned Real Property.

5.4          Title Matters Regarding Garage Lease, Bowdon Lease and Collinsville Road Easement.  Sellers will use their reasonable efforts to assist Purchaser in attempting to obtain title clearance matters that are currently known as of the effective date of this Agreement in connection with the Garage Lease, Bowdon Lease and Collinsville real property. Regarding the Garage Lease property, Sellers shall use their reasonable efforts to obtain and provide to Purchaser information regarding the current condemnation affecting this property.  Sellers shall use their reasonable efforts to obtain from the landlord of the Garage Lease property an extension of the Garage Lease, on terms and conditions substantially identical to those currently set forth in the Garage Lease (and acceptable to Purchaser), as further provided in Section 2.5 herein.  Sellers shall use their reasonable efforts to obtain from the landlord of the Bowdon Lease property an extension or renewal of the Bowdon Lease, on terms and conditions substantially identical to those currently set forth in the Bowdon Lease (and acceptable to Purchaser), as further provided in Section 2.5 herein.  Sellers shall use their reasonable efforts to obtain from the fee simple owners of road easement corrective easement documents for access on logging road supplying access to the subject property per prior easements recorded at Deed Book 534, Page 214, Deed Book 534, Page 216, and Deed Book 534, Page 218, DeKalb County, AL records.

6.                                      Covenants of Purchaser.  Purchaser agrees that:

6.1          Confidentiality.  Prior to the Closing Date and after any termination of this Agreement, the Confidentiality Agreement shall remain in full force and effect.  After the Closing has occurred, the Confidentiality Agreement shall be terminated to the extent relating to the Purchased Assets, Assumed Liabilities and the employees of Sellers, and shall, with respect to any of the Excluded Assets and Excluded Liabilities, remain in full force and effect.

6.2          Access.  On and after the Closing Date, upon reasonable advance notice, Purchaser will afford promptly to Sellers and their counsel, advisors and other agents reasonable access during normal business hours to Purchaser’s properties, books, records, employees, auditors and counsel to the extent necessary for financial reporting and accounting matters, employee benefits matters, the preparation and filing of any Tax returns, reports or forms, the defense of any Tax audit, Claim or assessment, the reconciliation of Claims in the Bankruptcy Cases, to permit Sellers to determine any matter relating to their rights and obligations hereunder, any other reasonable business purpose related to the Excluded Assets or Excluded Liabilities, or in connection with addressing any other issues arising in connection with or relating to the Bankruptcy Cases; provided, however, that any such access by Sellers shall not unreasonably interfere with the conduct of the business of Purchaser.  Sellers will hold, and will use their commercially reasonable efforts to cause their officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold, in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of Law, all confidential documents and information concerning Purchaser or the Business provided to them pursuant to this Section 6.2.

6.3          Insurance.  To the extent that any insurance policies of Sellers or any of their Affiliates cover any loss, liability, Claim, damage or expense relating to any Purchased Assets and such insurance policies continue after the Closing to permit Claims to be made thereunder with respect to events occurring prior to the Closing, Purchaser shall cooperate with Sellers in good faith in submitting and pursuing such Claims for the benefit of Sellers.

6.4          Retention of Doug Cagle in Advisory Capacity.  Purchaser shall offer to retain Doug Cagle in an advisory capacity for a three year period from the Closing Date on such terms and with such compensation as agreed to by Doug Cagle and Purchaser.

6.5          WARN Act.

(a)               Purchaser shall assume all obligations and liabilities for the provision of notice or payment in lieu of notice and any applicable penalties under the Worker Adjustment and Retraining Notification Act (the “WARN Act”) or any similar state or local Law arising as a result of Purchaser’s failure, in connection with the consummation of the Transactions, to employ a sufficient number of Sellers’ employees.  Purchaser hereby agrees to indemnify Sellers against and agrees to hold Sellers harmless from any and all expenses, losses, Claims and damages incurred or suffered by Sellers with respect to the WARN Act or any similar state or local Law arising as a result of any such failure by Purchaser.

(b)               Purchaser shall not, at any time prior to ninety (90) days after the Closing Date, effectuate a “plant closing” or “mass layoff” as those terms are defined in the WARN Act without complying fully with the WARN Act.

6.6          Title Insurance.  Purchaser shall use its commercially reasonable efforts to obtain, prior to the Closing, owner’s policies of title insurance for the Acquired Owned Real Property or any portion thereof, including fee title to the applicable Acquired Owned Real Property, subject only to Permitted Liens, containing or accompanied by such affirmative insurance and endorsements as Purchaser shall reasonably require.  Sellers will cooperate in good faith with Purchaser with respect to Purchaser’s efforts to obtain such owner’s policies of title insurance for the Acquired Owned Real Property.

6.7          Union Obligations.  From and after the Closing, Purchaser shall recognize Union as the collective bargaining agent for those Transferred Employees who were represented by Union immediately prior to the Closing.  Any bargaining obligations of Purchaser with respect to bargaining unit employees subsequent to the Closing, whether such obligations arise before or after the Closing, shall be the sole responsibility of Purchaser.

7.                                      Covenants of Purchaser and Sellers.  Purchaser and Sellers agree that:

7.1          Efforts; Further Assurances.  Subject to the terms and conditions of this Agreement, Purchaser and Sellers will use their respective commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable Laws to consummate the Transactions contemplated by this Agreement; provided, however, Sellers shall be entitled to take such actions as are required in connection with the discharge of their fiduciary duties during the Bankruptcy Cases (including soliciting higher or better offers for the Purchased Assets).  Sellers and Purchaser agree to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be necessary or desirable in order to vest in Purchaser good title to the Purchased Assets or to evidence the assumption by Purchaser of the Assumed Liabilities.

7.2          Certain Filings.  Sellers and Purchaser shall cooperate with one another in good faith (a) in determining whether any action by or in respect of, or filing with, any Governmental Authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any Assumed Contracts or Intellectual Property Rights, in connection with the consummation of the Transactions, and (b) in taking such actions or making any such filings, furnishing information required in connection therewith and seeking timely to obtain any such actions, consents, approvals or waivers.

7.3          Public Announcements.  Except with respect to matters regarding the Transactions that are already public or in the public domain, Purchaser shall not make any public announcements or statements concerning the Transactions without the prior written consent of Sellers.  Purchaser acknowledges and agrees that Sellers may provide copies of this Agreement to parties in interest in the Bankruptcy Cases and to those parties to whom Sellers determine it is necessary to provide copies in connection with soliciting higher or better bids for the Purchased Assets or as otherwise necessary or desirable in connection with the Bankruptcy Cases.  Sellers also shall be entitled to file copies with the Bankruptcy Court or as otherwise required by Law and shall be entitled to publish notice of the contemplated Transactions in any newspaper selected by Sellers.

7.4          Bankruptcy Issues.

(a)              Filing of Sale and Bidding Procedures Motion.  Within three (3) Business Days of the date of this Agreement, Sellers shall file with the Bankruptcy Court, and serve on all parties as required by the Bankruptcy Court or as otherwise required by applicable Law, a motion in form and substance satisfactory to Purchaser in its reasonable discretion (the “Sale and Bidding Procedures Motion”) seeking, among other things, the entry of (i) the Approval Order, and (ii) an Order in form and substance satisfactory to Purchaser in its reasonable discretion (the “Bidding Procedures Order”) approving the bidding procedures set forth in Section 7.4(b) (the “Bidding Procedures”).

(b)               Bidding Procedures.  In the Sale and Bidding Procedures Motion, Sellers shall seek, among other things, approval of the following Bidding Procedures, which shall be incorporated into the Bidding Procedures Order:

(i)            Bid Deadline and Initial Overbids.  Any third party (other than Purchaser) that is interested in acquiring the Purchased Assets must submit an “Initial Overbid” in conformance with this Section 7.4(b) at or prior to May 4, 2012 (the “Bid Deadline”).  Any such Initial Overbid must:

(A)          Contain a signed definitive asset purchase agreement (together with a copy of the signed agreement that is marked to show changes from this Agreement) with, at a minimum, the following requirements:  (w) having substantially identical terms and conditions as this Agreement except with higher and better consideration; (x) containing terms and conditions no less favorable to Sellers’ estates than the terms and conditions in this Agreement (provided that no Initial Overbid shall provide for the payment to the overbidder of any breakup fee, topping fee, expense reimbursement or other similar arrangement); (y) provide for a purchase price in an amount equal to or greater than the sum of (1) the Purchase Price, (2) the Breakup Fee, and (3) $500,000 (the “Initial Overbid Amount”); and (z) not be subject to any (1) financing contingency, (2) contingency relating to the completion of unperformed due diligence, (3) contingency relating to the approval of the overbidder’s board of directors or other internal approvals or consents, or (4) any conditions precedent to the overbidder’s obligation to purchase the Purchased Assets other than those included in this Agreement;

(B)          Include a cashiers’ or certified check in the amount of Four Million Dollars ($4,000,000.00) to be held as a deposit (it being understood that the deposit may also be sent by wire transfer of immediately available funds to Sellers’ counsel); and

(C)          To the extent not previously provided to Sellers, be accompanied by evidence satisfactory to Sellers in their commercially reasonable discretion that the overbidder is willing, authorized, capable and qualified financially, legally and otherwise, of unconditionally performing all obligations under the Agreement (or its equivalent) in the event that it submits the Prevailing Bid at the Auction.

(ii)           Auction. In the event that Sellers timely receive a conforming Initial Overbid from a prospective purchaser as described above (a “Qualified Bidder”), then Sellers will conduct an auction (the “Auction”) with respect to the sale of the Purchased Assets.  In order to participate in the Auction, each prospective purchaser shall be required to comply with the requirements of the Bidding Procedures and to submit an Initial Overbid that is timely and that complies in all respects with the Bidding Procedures.  At the Auction, Qualified Bidders and/or Purchaser may submit successive bids in increments of at least $500,000 in cash greater than the prior bid (the “Incremental Bid Amount”) for the purchase of the Purchased Assets until there is only one offer that Sellers determine, subject to Bankruptcy Court approval, is the highest or best offer (the “Prevailing Bid”).  When bidding at the Auction, Purchaser shall receive a “credit” in the amount of the Breakup Fee.  All bidding for the Purchased Assets will be concluded at the Auction and there will be no further bidding at the Bankruptcy Court hearing held in the Bankruptcy Cases to approve the highest or best bid for the Purchased Assets (the “Approval Hearing”).  If no conforming Initial Overbid from a Qualified Bidder shall have been received at or prior to the Bid Deadline, the Auction will not be held and the Approval Hearing will proceed with respect to this Agreement.

(iii)          Breakup Fee.  Upon the consummation of a sale of all or substantially all of the Purchased Assets to any third party (other than Purchaser) who submits a Prevailing Bid for the Purchased Assets, Sellers shall pay to Purchaser cash or other immediately available funds in an amount equal to One Million Eight Hundred Thousand Dollars ($1,800,000.00) (the “Breakup Fee”); provided, however, the Breakup Fee shall not be due and payable if Purchaser has committed a material breach of this Agreement prior to the consummation of such sale to the third party.  The Parties agree that the Breakup Fee shall be the full and liquidated damages of Purchaser arising out of any termination of this Agreement pursuant to Section 12.1(f).  The provisions of this Section 7.4(b)(iii) shall survive any termination of this Agreement pursuant to Section 12.1(f).  The Breakup Fee shall be treated as an administrative expense claim in the Bankruptcy Cases, shall be paid to Purchaser within three (3) Business Days following the closing of such sale to the third party, and shall be paid to Purchaser prior to the payment of the proceeds of such sale to any third party asserting a Lien on the Purchased Assets (and no Lien of any third party shall attach to the portion of the sale proceeds representing the Breakup Fee).

(iv)          Backup Bid.  At the conclusion of the Auction, Sellers shall identify and certify the bid that constitutes the second highest or best offer for the Purchased Assets (the “Backup Bid” and the Qualified Bidder submitting such bid, the “Backup Bidder”).  The Backup Bidder may be required by Sellers to close on the Backup Bid within twenty (20) days of the conclusion of the Auction.  In the event that the Backup Bidder fails to close on the transaction contemplated in the Backup Bid, Sellers shall be permitted to retain the Backup Bidder’s good faith deposit as liquidated damages.

(c)               Cure Amount Bar Date. The Bidding Procedures Order shall also set a bar date (the “Cure Amount Bar Date”) for objections to the assumption and assignment of any potential Assumed Contracts, including objections to the proposed Cure Costs that must be paid pursuant to Section 365(b) of the Bankruptcy Code in order to assume and assign any Assumed Contract.  The Bidding Procedures Order shall provide that (i) the Cure Amount Bar Date shall be not less than ten (10)  Business Days prior to the Auction; and (ii) the Sellers shall provide notice of the Cure Amount Bar Date to all non-debtor parties to the Assumed Contracts.

(d)               Bankruptcy Court Approval of Sale.  Sellers shall secure the entry of an Order, in form and substance satisfactory to Purchaser and Sellers in their reasonable discretion (the “Approval Order”), of the Bankruptcy Court in the Bankruptcy Cases (i) approving this Agreement and the Sellers’ performance under this Agreement, (ii) authorizing the sale of the Purchased Assets free and clear of all Liens (other than Permitted Liens and the Assumed Liabilities) pursuant to Section 363 of the Bankruptcy Code, (iii) authorizing the assumption and assignment of the Assumed Contracts pursuant to Section 365 of the Bankruptcy Code, (iv) authorizing the Transactions, and (v) providing that this Agreement and the Transactions are undertaken by Purchaser and Sellers at arm’s length, without collusion, and in good faith within the meaning of Section 363(m) of the Bankruptcy Code, that Purchaser and Sellers are entitled to the protections of Section 363(m) of the Bankruptcy Code, and that the provisions of Section 363(n) of the Bankruptcy Code are not applicable; provided, however, Sellers shall be entitled to take such actions as may be required in connection with the discharge of their fiduciary duties in the Bankruptcy Cases (including soliciting higher or better offers for the Purchased Assets).  Purchaser shall cooperate in good faith with Sellers in connection with seeking entry of the Approval Order.  In connection with the assumption and assignment of the Assumed Contracts pursuant to Section 365 of the Bankruptcy Code, Purchaser shall take all actions required to provide “adequate assurance of future performance” by Purchaser under the Assumed Contracts after the Closing.  Sellers and Purchaser shall consult with one another in good faith regarding pleadings that either of them intends to file, or positions either of them intend to take, with the Bankruptcy Court in connection with or that might reasonably affect the Bankruptcy Court’s entry of the Approval Order.

(e)               Notice of Bankruptcy Court Approval of Sale.  Sellers shall serve a notice, in form approved by the Bankruptcy Court, of the Approval Hearing, Sellers’ request for entry of the Approval Order, this Agreement, and the Transactions, on all entities listed in the Sellers’ Master Service List in the Bankruptcy Cases, all entities listed in the Sellers’ Mailing Matrix in the Bankruptcy Cases, all non-debtor parties to Sellers’ executory contracts and unexpired leases, all entities who have asserted a Lien in the Purchased Assets, all entities including governmental entities known to Sellers that may have a right to file a fine, penalty or lien against the Purchased Assets or the Sellers, all creditors known to Sellers, and all other entities that Purchaser reasonably requests be served.

7.5          Antitrust Filings.  In connection with and without limiting Section 7.2, the Parties shall (a) promptly (and in no event later than fifteen (15) days after the entry of the

Approval Order) file with the Federal Trade Commission (the “FTC”) and the Antitrust Division of the United States Department of Justice (the “Antitrust Division”) the notification and report form (the “HSR Filing”), if and to the extent required under the HSR Act, (b) promptly provide the information requested by any Governmental Authority in connection with this Agreement or any of the transactions contemplated hereby, (c) promptly take, and cause each of their Affiliates to take, all actions and steps reasonably necessary to obtain any antitrust clearance required to be obtained from the FTC, the Antitrust Division, any state attorney general, or any other Governmental Authority in connection with this Agreement or any of the transactions contemplated hereby, and (d) duly make all notifications and other filings (together with the HSR Filing, the “Antitrust Filings”), if and to the extent required under any other applicable competition, merger control, antitrust or similar Law that the Parties deem advisable or appropriate, in each case with respect to the transactions contemplated by this Agreement and as promptly as practicable.  The Antitrust Filings shall be in substantial compliance with the requirements of the HSR Act or other Laws, as applicable.  The filing fees for the Antitrust Filings shall be borne by Purchaser.

7.6          Cooperation Related to Antitrust Filings.  Each Party shall, subject to applicable Law and except as prohibited by any applicable representative of any applicable Governmental Authority, (a) promptly notify the other Party of any written communication to that Party from the FTC, the Antitrust Division, the Attorney General of any state or any other Governmental Authority relating to this Agreement and permit the other Party to review in advance any proposed written communication to any of the foregoing; (b) not agree to participate in any substantive meeting or discussion with any Governmental Authority in respect of any filings, investigation or inquiry concerning this Agreement unless it consults with the other Party in advance and, to the extent permitted by such Governmental Authority, gives the other Party the opportunity to attend and participate in such meeting or discussion; and (c) furnish the other Party with copies of all correspondence, filings, and written communications (and memoranda setting forth the substance thereof) between it and its Affiliates and their respective representatives, on the one hand, and any Governmental Authority or members or their respective staffs, on the other hand, with respect to this Agreement.  Each Party shall (y) respond as promptly as practicable under the circumstances to any inquiries received from the FTC or the Antitrust Division for additional information or documentation and to all inquiries and requests received from the Attorney General of any state or other Governmental Authority in connection with antitrust matters relating to this Agreement, and (z) not extend any waiting period under the HSR Act or enter into any agreement with the FTC or the Antitrust Division not to consummate the transactions contemplated by this Agreement without the prior written consent of the other Party hereto.

7.7          Notices.  If at any time (a) Purchaser becomes aware of any material breach by Sellers of any representation, warranty, covenant or agreement contained herein and such breach is capable of being cured by Sellers, or (b) Sellers become aware of any breach by Purchaser of any representation, warranty, covenant or agreement contained herein and such breach is capable of being cured by Purchaser, the Party becoming aware of such breach shall promptly notify the other Party, in accordance with Section 13.1, in writing of such breach.  Upon such notice of breach, the breaching Party shall have until the earlier of (y) ten (10) days after receiving such notice, and (z) the End Date, to cure such breach prior to the exercise of any remedies in connection therewith.

8.                                      Tax Matters.

8.1          Tax Cooperation.  Purchaser and Sellers agree to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information and assistance relating to the Business and the Purchased Assets (including access to books and records) as is reasonably necessary for the preparation and filing of all Tax returns, the making of any election relating to Taxes, the preparation for any audit by any Taxing Authority, and the prosecution or defense of any Claim, suit or proceeding relating to any Tax.  Sellers and Purchaser shall cooperate with each other in good faith in the conduct of any audit or other proceeding relating to Taxes involving the Purchased Assets or the Business.

8.2          Transfer Taxes.  Any and all sales, use, transfer, recording or other similar taxes or charges (the “Transfer Taxes”) assessed at Closing or at any time thereafter on the transfer of any Purchased Assets shall be paid by Purchaser.  Purchaser and Sellers shall cooperate in providing each other with any appropriate resale exemption certifications and other similar documentation.

8.3          Property Taxes.  All Property Taxes for a Tax period which includes (but does not end on) the Closing Date (collectively, the “Apportioned Obligations”) shall be apportioned between Sellers, on the one hand, and Purchaser, on the other hand, based on the number of days of such Tax period included in the Pre-Closing Tax Period and the number of days of such Tax period after the Closing Date (with respect to any such Tax period, the “Post-Closing Tax Period”).  Sellers shall be liable for the proportionate amount of such Property Taxes that is attributable to the Pre-Closing Tax Period reduced by the amount of Property Taxes attributable to the Pre-Closing Tax Period that are included in the Accrued Expenses (for which Purchaser shall be responsible), and Purchaser shall be liable for the proportionate amount of such Property Taxes that is attributable to the Post-Closing Tax Period; provided, however, notwithstanding the foregoing, Purchaser shall be liable for any such Property Taxes attributable to the Pre-Closing Tax Period that are included in the Accrued Expenses.  The parties shall also prorate at Closing real property lease rental payments, as well as utilities, for the month of Closing.

8.4          Apportionment.  Apportioned Obligations or Transfer Taxes shall be timely paid, and all applicable filings, reports and returns shall be filed, as provided by applicable Law.  The paying Party shall be entitled to reimbursement from the non-paying Party in accordance with Section 8.2 or 8.3, as the case may be.  Upon payment of any such Apportioned Obligation or Transfer Tax, the paying Party shall present a statement to the non-paying Party setting forth the amount of reimbursement to which the paying Party is entitled under Section 8.2 or 8.3, as the case may be, together with such supporting evidence as is reasonably necessary to calculate the amount to be reimbursed.  The non-paying Party shall make such reimbursement promptly but in no event later than ten (10) days after the presentation of such statement.  Any payment not made within such time shall bear interest at the rate per annum equal to the rate of interest announced by JP Morgan Chase N.A. from time to time as its base rate in New York City.

9.                                      Employee Matters.

9.1          Employees and Offers of Employment.

(a)               Purchaser shall be entitled (but shall not be required) to offer employment (commencing on or after the Closing Date) to the employees of either Seller who are employed in connection with the Business.  Each such employee who is offered employment by the Purchaser shall be offered the same salary, wage, benefit levels, and such other terms and conditions, as Purchaser’s employees in similar capacities on the Closing Date are entitled to.  Each employee of a Seller who accepts an offer of employment from Purchaser shall constitute a “Transferred Employee”. Purchaser shall be liable for, and shall reimburse Sellers for (and indemnify Sellers from and against), severance to be paid by Sellers to each employee of the Business that does not become a Transferred Employee, in an amount equal to such employee’s salary or wages for a four (4) week period, and all other costs, liabilities, claims, damages and expenses incurred by Sellers as a result of the failure of Purchaser to employ such employees.  If any Transferred Employee is subsequently terminated by Purchaser within the six (6) month period after the Closing Date, then Purchaser shall make severance payments to such Transferred Employee in an amount that is not less than an amount equal to such Transferred Employee’s salary or wages for a four (4) week period (based on a forty (40) hour work week) subject to the terminated employee’s release of all claims.

(b)               Purchaser shall maintain employee records transferred to Purchaser hereunder for a period of not less than four (4) years and during that period will afford Sellers reasonable access to such records during Purchaser’s normal business hours.  Purchaser shall maintain the confidentiality of such records and limit access thereto in a manner consistent with Purchaser’s treatment of its employee records.

9.2          Employee Plans.

(a)               Following the Closing Date, (i) Purchaser shall ensure that no waiting periods, exclusions or limitations with respect to any pre-existing conditions, evidence of insurability or good health or actively-at-work exclusions are applicable to any Transferred Employee or their dependents or beneficiaries under any welfare benefit plans in which such employees may be eligible to participate; and (ii) Purchaser shall provide or cause to be provided that any costs or expenses incurred by employees of Sellers (and their dependents or beneficiaries) up to and including the Closing Date shall be taken into account for purposes of satisfying applicable deductible, co-payment, coinsurance, maximum out-of-pocket provisions and like adjustments or limitations on coverage under any such welfare benefit plans.

(b)               With respect to each employee benefit plan, policy and practice, including severance, vacation and paid time off plans, policies and practices, sponsored or maintained by Purchaser or its affiliates, Purchaser shall grant, or cause to be granted, to all Transferred Employees from and after the Closing Date credit for all service with Sellers and its predecessors, prior to the Closing Date for all purposes (including eligibility to participate, vesting credit, eligibility to commence benefits, benefit accrual, early retirement subsidies and severance).

9.3          Successor Employer.  Purchaser shall use its best efforts to apply the successor employer provisions of Treasury Regulation Section 31.3121(a)(1)-1(b) with respect to each employee hired by Purchaser for the year of the Closing; provided, however, it shall be the obligation and responsibility of the Sellers to provide the employees of the Sellers COBRA Health Coordination Coverage Notices and HIPAA Certificates of Creditable Coverage.

9.4          Workers’ Compensation.  Sellers shall be liable for all workers’ compensation claims arising out of injuries with an identifiable date of occurrence sustained by Sellers’ employees prior to the Closing Date.  Purchaser shall be liable for all workers’ compensation claims arising out of injuries with an identifiable date of occurrence, sustained by Transferred Employees on and after the dates (hereinafter, “Transferred Employees’ Employment Date”) Purchaser hires them, including injuries sustained by a Transferred Employee on or after the Transferred Employees’ Employment Date that are aggravations, exacerbations or re-injuries of medical conditions or diagnoses resulting from injuries that were sustained before the Transferred Employees’ Employment Date.  Sellers shall be liable for all workers’ compensation claims arising out of injuries or occupational diseases without an identifiable date of occurrence or exposure, originating from within Sellers’ facilities and which are alleged to have been sustained or contracted prior to the Closing Date, provided such claims are filed with the appropriate Workers’ Compensation authority within forty-five (45) days after the Transferred Employees’ Employment Date.  Purchaser shall be liable for all workers’ compensation claims arising out of injuries or occupational diseases without an identifiable date of occurrence or exposure, which are alleged to have been sustained or contracted either before or after the Transferred Employees’ Employment Date, provided that, in the case of any such injuries or diseases allegedly sustained before the Transferred Employees’ Employment Date, such claims are filed with the appropriate workers’ compensation authority more than forty-five (45) days after the Transferred Employees’ Employment Date.

10.          Closing Conditions.

10.1        Conditions to Obligations of Purchaser and Sellers.  The obligations of Purchaser and Sellers to consummate the Closing are subject to the satisfaction of the following conditions:

(a)               The Bankruptcy Court shall have entered the Bidding Procedures Order and the Approval Order, each in form and substance satisfactory to Purchaser and Sellers in their reasonable discretion, in the Bankruptcy Cases, and as of the Closing Date the Bidding Procedures Order and the Approval Order shall be in full force and effect, shall not then be stayed, and shall not have been vacated or reversed and shall be Final Non-Appealable;

(b)               All terminations or expirations of waiting periods imposed (and any extension thereof) by any Governmental Authority necessary for consummation of the Transactions contemplated under this Agreement (including those under the HSR Act), if any, shall have occurred; and

(c)               No injunction, stay or similar Order issued by any Governmental Authority shall be in effect that restrains, enjoins, stays or prohibits the consummation of the Transactions.

10.2        Conditions to Obligations of Purchaser.  The obligation of Purchaser to consummate the Closing is subject to the satisfaction (or waiver by Purchaser) of the following further conditions:

(a)               Sellers shall have performed in all material respects all of their obligations hereunder required to be performed by Sellers on or prior to the Closing Date;

(b)               the representations and warranties of Sellers contained in this Agreement shall be true and correct at and as of the Closing Date, as if made at and as of such date (or to the extent such representations and warranties speak as of an earlier date, they shall be true and correct as of such earlier date), with only such exceptions as would not in the aggregate reasonably be expected to have a Material Adverse Effect;

(c)               Purchaser’s title insurance company shall be prepared to issue to Purchaser and Purchaser’s lenders a marked title binder without exception, except as provided herein or as approved by Purchaser for the transfer of the Acquired Owned Real Property;

(d)               The Approval Order shall provide that (i) all Liens (other than Permitted Liens and Assumed Liabilities) shall have been released, or shall be released at the time of Closing, from the Purchased Assets, (ii) each of the Material Assumed Contracts is assumed by Sellers and assigned to Purchaser pursuant to Section 365 of the Bankruptcy Code at the time of Closing, and (iii) subject to Section 2.5, each of the Assumed Contracts other than the Material Assumed Contracts is assumed by Sellers and assigned to Purchaser pursuant to Section 365 of the Bankruptcy Code at the time of Closing;

(e)               At any time on or after the date of this Agreement there shall not have occurred any Material Adverse Effect; and

(f)                Neither Bankruptcy Case shall have been dismissed or converted to a case under another chapter of the Bankruptcy Code, and no trustee or examiner with expanded powers shall have been appointed in either Bankruptcy Case.

10.3        Conditions to Obligations of Sellers.  The obligation of Sellers to consummate the Closing is subject to the satisfaction (or waiver by Sellers) of the following further conditions:

(a)               Purchaser shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Closing Date;

(b)               the representations and warranties of Purchaser contained in this Agreement shall be true and correct in all material respects at and as of the Closing Date, as if made at and as of such date (or to the extent such representations and warranties speak as of an earlier date, they shall be true and correct in all material respects as of such earlier date); and

(c)               Sellers shall have received all documents they may reasonably request relating to the existence of Purchaser and the authority of Purchaser for this Agreement, all in form and substance reasonably satisfactory to Sellers.

11.          Survival.  The (a) representations and warranties of Sellers, and (b) covenants and agreements of Sellers that by their terms are to be performed before Closing, contained in this Agreement or in any certificate or other writing delivered in connection herewith, shall, except as expressly set forth in Section 12.4(a), (i) be extinguished by and shall not survive the Closing, and (ii) not form the basis for (or be relied upon by Purchaser in connection with) any post-Closing Claims or causes of action against Sellers.  The covenants and agreements of Sellers contained herein that by their terms are to be performed after Closing (or that are expressly intended to survive Closing as set forth herein) shall survive the Closing for such terms.

12.          Termination.

12.1        Grounds for Termination.  This Agreement may be terminated at any time prior to the Closing:

(a)               by mutual written agreement of Sellers and Purchaser;

(b)               by Sellers or Purchaser, if the Closing shall not have been consummated on or before June 30, 2012; provided, however, that if the only condition to Closing remains the approvals under the HSR Act described in Section 7.5, then either Party may elect to extend the June 30, 2012 date in two (2) fifteen (15) day increments to a date that is five (5) Business Days following receipt of the approvals under the HSR Act; provided, further, that should the approvals under the HSR Act not be obtained such that Closing cannot occur on or before July 31, 2012, then either party may terminate this Agreement, unless further extended by the Parties (the June 30, 2012 date, as extended, the “End Date”), unless the Party seeking termination is in breach of its obligations hereunder;

(c)               by Sellers or Purchaser, if any condition set forth in Section 10.1 is not satisfied, and such condition is incapable of being satisfied by the End Date;

(d)               by Purchaser, if any condition set forth in Section 10.2 has not been satisfied, and such condition is incapable of being satisfied by the End Date;

(e)               by Sellers, if any condition set forth in Section 10.3 has not been satisfied, and such condition is incapable of being satisfied by the End Date;

(f)                by Sellers or Purchaser, if (i) Sellers execute a definitive agreement with a third party (other than Purchaser) for the acquisition of all or substantially all the Purchased Assets, and (ii) the Bankruptcy Court enters an Order in the Bankruptcy Cases approving such definitive agreement; or

(g)               by Purchaser, as described in Section 13.11 for a Casualty or condemnation event.

The Party desiring to terminate this Agreement pursuant to this Section 12.1 (other than pursuant to Section 12.1(a)) shall give notice of such termination to the other Party in accordance with Section 13.1.

12.2        Effect of Termination.  If this Agreement is terminated as permitted by Section 12.1, such termination shall be without liability of any Party (or any stockholder, director, officer, employee, agent, consultant or representative of such Party) to the other Party to this Agreement except as expressly provided in Sections 2.8(b), 7.4(b) and 12.4.  The provisions of Sections 2.8, 6.1, 7.4(b)(iii), 11.2, 12.2, 12.3, 12.4, 13.1, 13.4, 13.5, 13.6, 13.8, and 13.9 shall survive any termination hereof pursuant to Section 12.1.

12.3        Expenses.  Except as otherwise set forth expressly herein, all costs and expenses incurred in connection with this Agreement or the Transactions shall be paid by the Party incurring such cost or expense.

12.4        Exclusive Remedies.  Effective as of Closing, Purchaser waives irrevocably any rights and Claims Purchaser may have against Sellers, whether in Law or in equity, relating to (a) any breach of a representation, warranty, covenant or agreement contained herein and occurring on or prior to the Closing (other than Claims with respect to intentional fraud), or (b) the Purchased Assets, the Assumed Liabilities or the Business.  Purchaser and Sellers acknowledge and agree that if this Agreement is terminated pursuant to Section 12.1, the provisions of Sections 2.8(b), 7.4(b)(iii), 12.2 and 12.4 set forth the sole and exclusive remedies of the Parties.  In the event the Approval Order is entered in the Bankruptcy Cases and the conditions to Closing set forth in Section 10 of this Agreement are satisfied or waived, but the Closing does not occur due to an intentional breach of the Agreement by Sellers, then Purchaser shall be entitled to seek specific performance of this Agreement in the Bankruptcy Court.

13.          Miscellaneous.

13.1        Notices.  All notices required or permitted hereunder shall be in writing and shall be deemed to have been duly given (a) as of the date delivered if delivered personally, by courier or by facsimile (provided that a copy of such notice is promptly thereafter mailed in accordance with the provisions of clause (c) below), (b) one (1) day after transmittal by overnight delivery service under circumstances in which such service guarantees overnight delivery, or (c) three (3) Business Days after deposit in the United States mail, registered or certified mail, postage prepaid, return receipt requested, to the Parties at the following addresses:

if to Purchaser, addressed as follows:

JCG Foods LLC
1300 West Higgins Road # 119
Park Ridge, Illinois 60068
Attn: Mr. Mark Kaminsky
Telephone No.: 847-384-5940
Facsimile No.: 847-384-5972

with a copy to (which shall not constitute notice):

Thomas R. Wechter, Esq.
Duane Morris LLP
190 South LaSalle Street, Suite 3700
Chicago, Illinois 60603

Telephone No.: 312-499-6729
Facsimile No.: 312-277-2528

if to Sellers, addressed as follows:

Cagle’s, Inc.
1385 Collier Road NW
Atlanta, Georgia 30318
Attention: J. Douglas Cagle
Fax: 404-350-9605

with copies to (which shall not constitute notice):

Cagle’s Inc.
1385 Collier Road NW
Atlanta, Georgia 30318
Attention: Keith Cooper
Fax: 404-460-6299

King & Spalding LLP
1180 Peachtree Street
Atlanta, Georgia 30309
Attention: Paul Ferdinands
Fax: 404-572-5131

13.2        Waivers.  No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  The rights and remedies herein provided shall be cumulative.

13.3        Successors and Assigns.  The provisions of this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns; provided, however, that no Party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the written consent of the other Party; provided, further, Purchaser may assign this Agreement to any Affiliate of Purchaser in Purchaser’s sole discretion without the consent of Sellers.

13.4        Governing Law; Severability.  This Agreement shall be governed by and construed in accordance with the internal Laws of the State of Georgia and any applicable provisions of the Bankruptcy Code, without regard to the principles of conflicts of Law that would provide for application of another Law. In case any one or more of the provisions of this Agreement shall for any reason be held to be invalid, illegal or unenforceable, such invalidity, illegality or unenforceability shall not affect any other provision herein, and the remainder of this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

13.5        Jurisdiction.

(a)               Prior to the closing of the Bankruptcy Cases, the Parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the Transactions shall be brought exclusively in the Bankruptcy Court, and each of the Parties hereby irrevocably consents to the jurisdiction of the Bankruptcy Court (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in the Bankruptcy Court or that any such suit, action or proceeding which is brought in the Bankruptcy Court has been brought in an inconvenient forum.  Process in any such suit, action or proceeding may be served on any Party anywhere in the world, whether within or without the jurisdiction of the Bankruptcy Court.  Without limiting the foregoing, each Party agrees that service of process on such Party as provided in Section 13.1 shall be deemed effective service of process on such Party.

(b)               After the closing of the Bankruptcy Cases, except as otherwise expressly provided in this Agreement, the Parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the Transactions may be brought in any court having subject matter jurisdiction over such suit, action or proceeding, and that any cause of action arising out of this Agreement shall be deemed to have arisen from a transaction of business in the State of Georgia, and each of the Parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum.  Process in any such suit, action or proceeding may be served on any Party anywhere in the world, whether within or without the jurisdiction of any such court.  Without limiting the foregoing, each Party agrees that service of process on such Party as provided in Section 13.1 shall be deemed effective service of process on such Party.

13.6        Waiver of Jury Trial.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS.

13.7        No Third Party Beneficiaries.  No provision of this Agreement is intended to confer upon any Person other than the Parties hereto any rights or remedies hereunder.

13.8        Entire Agreement; Amendments; Counterparts.  This Agreement (including the Schedules and Exhibits hereto) and the Confidentiality Agreement set forth the entire agreement among the Parties with respect to the subject matter hereof and may be amended only by a writing executed by Purchaser and Sellers.  This Agreement may be executed in counterparts, each of which when taken together shall constitute an original.  This Agreement shall become effective when each Party hereto shall have received a counterpart hereof signed by the other Party hereto.  This Agreement may be executed and forwarded to the other Party by facsimile or electronic mail (i.e., pdf), and shall be effective upon its delivery in such manner.

13.9        Headings, Interpretation.  The headings contained in this Agreement are for convenience of reference only and shall not affect the meaning or interpretation of this Agreement.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of authorship of any provisions of this Agreement.

13.10      Time is of the Essence.  Time is of the essence of this Agreement.

13.11      Risk of Loss; Casualty and Condemnation.  Risk of loss as to the Purchased Assets shall remain with Sellers until Closing.

(a)               From the date hereof until the earlier of the termination of this Agreement pursuant to Section 12.1 or the Closing Date, Sellers shall maintain in full force and effect insurance covering the Acquired Owned Real Property and the personal property located at the Acquired Owned Real Property (“Property Assets”) for fire and extended perils.  In the event of a casualty loss occurring to any of the Property Assets (“Casualty”) after the date of this Agreement that constitutes a Material Adverse Effect, Purchaser shall have the right to either take the proceeds from such insurance and complete the Transactions, or to terminate this Agreement and have the Good Faith Deposit returned with interest as herein provided.  In the event of a Casualty after the date of this Agreement that does not constitute a Material Adverse Effect, Sellers shall not be obligated to repair or restore the Property Assets; provided, however, Sellers shall pay the deductible under the applicable insurance policy and shall assign to Purchaser the proceeds from such insurance, whereupon the Transactions shall be consummated.  If a Casualty occurs that constitutes a Material Adverse Effect and Purchaser elects to take proceeds from such insurance and complete the Transactions, the Sellers shall use commercially reasonable efforts to do all things, at their own expense, as may be necessary, including the obtaining of relevant mortgagees’ releases, in order to ensure prompt payment of the proceeds of such insurance by the insurer to the Purchaser; provided, however, Sellers shall not be obligated to repair or restore the Property Assets; provided, further, Sellers shall pay any applicable deductible under the insurance policy(ies).  In the event of a Casualty occurrence prior to the Closing Date, the Closing Date shall be postponed until the loss is adjusted and the estimate for repair, replacement or restoration has been approved by the insurance company.  Upon written receipt of the loss adjustment (this term shall be deemed a written statement from the insurance company of the total amount of loss as determined by the insurance company, and the amount that the insurance company shall pay) and approved estimate by the insurance company, the Closing shall be reset for a date no later than ten (10) Business Days thereafter, whether or not the repair, replacement or restoration has been completed.  Notwithstanding the foregoing, if the loss adjustment and approved estimate by the insurance company have not been received within forty-five (45) Business Days from the date of casualty, unless Purchaser agrees to extend the Closing Date, Purchaser has the option to terminate this Agreement and have the Good Faith Deposit returned with interest as herein provided.

(b)               If, at any time after the date of this Agreement and prior to or on the Closing Date, all or any part of the Acquired Owned Real Property shall be taken, or threatened to be taken, in the exercise of the power of eminent domain by any sovereign, the

Sellers immediately shall notify Purchaser of such taking and provide Purchaser with copies of all documents received by Sellers and relevant thereto.  If within ten (10) Business Days after receiving written notice from Sellers of such taking, Purchaser shall notify Sellers of Purchaser’s election to terminate this Agreement, the Good Faith Deposit shall be returned to Purchaser.  If Purchaser shall fail, within ten (10) Business Days of receiving Sellers’ notice, to notify Sellers of Purchaser’s election to terminate this Agreement, this Agreement shall remain in full force and effect, without reduction in Purchase Price, and at the Closing, Sellers shall transfer and/or assign to Purchaser any and all monies and claims relating to such taking; provided, however, notwithstanding any other provision of this Agreement, Purchaser shall not be entitled to terminate the Agreement unless the condemnation/taking constitutes a Material Adverse Effect.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

JCG FOODS LLC

By:

Name:

Title:

CAGLE’S, INC.

By:

Name:

Title:

CAGLE’S FARMS, INC.

By:

Name:

Title:

EXHIBIT A

UNAUDITED BALANCE SHEET

AS OF JANUARY 28, 2012

IN $000’S

Unaudited	January 28, 2012

Assets
Current assets
Cash	$4,323
Trade accounts receivable, less allowance for doubtful accounts	16,451
Inventories	25,667
Other current assets	1,632
Total current assets	48,073

Property, plant and equipment, at cost
Land	1,976
Buildings and improvements	59,906
Machinery, furniture and equipment	45,374
Vehicles	5,674
Construction in progress	59
112,989
Accumulated depreciation	(82,835)
Property, plant and equipment, net	30,154

Other assets
Other assets	1,596
Total other assets	1,596

Total assets	$79,823

Liabilities and Stockholders’ Equity
Current liabilities
Current maturities of long-term debt	$40,697
Accounts payable Pre-petition	22,129
Accounts payable Post-petition	3,163
Accounts payable/Uncashed checks	2,769
Accrued expenses and compensation	4,685
Accrued bankruptcy expenses	892
Deferred income taxes	—
Total current liabilities	74,335

Long-term debt, less current maturities	—

Stockholders’ equity
Common stock, $1 par value	4,616
Additional paid-in capital	3,520
Retained earnings	(2,649)
Total stockholders’ equity	5,488

Total liabilities and stockholders’ equity	$79,823

STATEMENT OF CURRENT

ASSUMED LIABILITIES

IN $000’S

(as of 1/28/12)

Current Assumed Liabilities

Post-Petition Trade Payables	$3,163

Post-Petition Accrued Expenses
Payroll Tax & Other Withholding	677
One Week’s Payroll Compensation	621
Cumulative Accrued Vacation Pay	662
Property Taxes	110
Grower Pay	31
Accrued Expenses (Live)	85
Unapplied A/R	—
Poultry Processing Accruals	450
Commissions/Marketing Accruals	862
Interest Expense	672
Total Accrued Expenses	4,170

Total Current Assumed Liabilities	$7,333

GOOD FAITH DEPOSIT ESCROW AGREEMENT

This Good Faith Deposit Escrow Agreement is made as of the                day of March, 2012, by and among Cagle’s, Inc. and Cagle’s Farms, Inc., both Georgia corporations (“Seller”) and JCG Foods LLC, a Delaware limited liability company (Buyer”), and FIRST AMERICAN TITLE INSURANCE COMPANY (“Escrow Agent”).

RECITALS

Seller and Buyer have entered into a certain Asset Purchase Agreement dated March    , 2012 (“Purchase Agreement”) concerning real property located in Collinsville, AL, Atlanta, GA, Pine Mountain Valley, GA, Rockmart, GA, and Dalton, GA (collectively, the “Property”).

In connection with the Purchase Agreement, Seller and Buyer have requested Escrow Agent to receive funds to be held in escrow and applied in accordance with the terms and conditions of this Escrow Agreement. All capitalized words herein shall have the meanings set forth in the Purchase Agreement.

NOW THEREFORE, in consideration of the above recitals, the mutual promises set forth herein and other good and valuable consideration, the parties agree as follows:

ESCROW AGENT.  First American Title Insurance Company hereby agrees to act as Escrow Agent in accordance with the terms and conditions hereof.

GOOD FAITH DEPOSIT.  Escrow Agent shall receive a Good Faith Deposit in the amount of $4,000,000.00.  Any additional amounts deposited with Escrow Agent shall be added to the initial deposit and together with the initial deposit and all interest and other earnings thereon shall be referred to herein collectively as the “Escrow Fund”.

DEPOSITS OF FUNDS.  All checks, money orders or drafts will be processed for collection in the normal course of business. Escrow Agent shall immediately deposit the Escrow Fund into an interest bearing, money market or demand deposit, account with any reputable institutional trust company, bank, savings bank, or savings association having offices in Georgia. Deposits held by Escrow Agent shall be subject to the provisions of applicable state statutes governing unclaimed property. Seller and Buyer will execute the appropriate Internal Revenue Service documentation for the giving of taxpayer identification information relating to this account. Seller and Buyer do hereby certify that each is aware of the Federal Deposit Insurance Corporation coverages.  Further, Seller and Buyer understand that Escrow Agent assumes no responsibility for, nor will Seller or Buyer hold same liable for any loss occurring which arises from a situation or event under the Federal Deposit Insurance Corporation coverages.

All interest will accrue to and be reported to the Internal Revenue Service for the account of Buyer, as set forth below:

Name:	JCG Foods LLC
Address:	1300 West Higgins Road #119, Park Ridge, IL 60068
Phone:	847.384.5940
Tax Identification No:

Escrow Agent shall not be responsible for any penalties, or loss of principal or interest, or any delays in the withdrawal of the funds which may be imposed by the depository institution as a result of the making or redeeming of the investment pursuant to Seller and Buyer instructions.

DISBURSEMENT OF ESCROW FUND.  Escrow Agent may disburse all or any portion of the Escrow Fund in accordance with and in reliance upon written instructions from both Seller and Buyer. The Escrow Agent shall have no responsibility to make an investigation or determination of any facts underlying such instructions or as to whether any conditions upon which the funds are to be released have been fulfilled or not fulfilled, or to whom funds are released.  No instructions or consents shall be required from any party with respect to a return of the Earnest Money to Buyer pursuant to a termination of the Purchase Agreement as a result of Termination based upon Section 12.1 (f) or (g), Escrow Agent’s duty being to disburse the Escrow Fund to Buyer promptly upon receipt of a written certification from Buyer (with a simultaneous copy thereof to Seller) that there has been a termination or deemed termination under Section 12 2.1 (f) or (g) of the Purchase Agreement and that Buyer is entitled to a return of the Escrow Fund. Escrow Agent shall have the right to request instructions or consents from Buyer and Seller for all other termination events as described in Section 12.1 of the Purchase Agreement. As provided in Section 2.8 (b) of the Purchase Agreement, the Escrow Fund shall be returned to Buyer in the event of termination of the Purchase Agreement pursuant to Section 12.1(a), (b)(so long as the conditions of Section 10.3 have otherwise been satisfied), (c), (d), (f) and (g).  Seller shall be entitled to the Escrow Fund in the event of termination of the Purchase Agreement pursuant to Section 12.1(e) or pursuant to 12.1(b) (so long as the conditions of Section 10.3 have not been satisfied).

DEFAULT AND/OR DISPUTES.  In the event any party to the transaction underlying this Agreement shall tender any performance after the time when such performance was due, Escrow Agent may proceed under this Agreement unless one of the parties to this Agreement shall give to the Escrow Agent written direction to stop further performance of the Escrow Agent’s functions hereunder.  In the event written notice of default or dispute is given to the Escrow Agent by any party, or if Escrow Agent receives contrary written instructions from any party, the Escrow Agent will promptly notify all parties of such notice.  Thereafter, Escrow Agent will decline to disburse funds or to deliver any instrument or otherwise continue to perform its escrow functions, except upon receipt of a mutual written agreement of the parties or upon an appropriate order of court.  In the event of a dispute, the Escrow Agent is authorized to deposit the escrow into a court of competent jurisdiction for a determination as to the proper disposition of said funds.  In the event that the funds are deposited in court, the Escrow Agent shall be entitled to file a claim in the proceeding for its costs and counsel fees, if any.

PERFORMANCE OF DUTIES.  In performing any of its duties under this Agreement, or upon the claimed failure to perform its duties hereunder, Escrow Agent shall not be liable to anyone for any damages, losses or expenses which may occur as a result of Escrow Agent so acting, or failing to act; provided, however, Escrow Agent shall be liable for damages arising out of its willful default or gross negligence under this Agreement.  Accordingly, Escrow Agent shall not incur any such liability with respect to (i) any good faith act or omission upon advice of counsel given with respect to any questions relating to the duties and responsibilities of Escrow Agent hereunder, or (ii) any good faith act or omission in reliance upon any document, including any written notice or instructions provided for in the Agreement, not only as to its due execution and to the validity and effectiveness of its provisions but also as to the truth and accuracy of any information contained therein, which Escrow Agent shall in good faith believe to be genuine, to have been signed or presented by the proper person or persons and to conform with the provisions of this Agreement.

LIMITATIONS OF LIABILITY.  Escrow Agent shall not be liable for any loss or damage resulting from the following:

The effect of the transaction underlying this Agreement including without limitation, any defect in the title to the real estate, any failure or delay in the surrender of possession of the property, the rights or obligations of any party in possession of the property, the financial status or insolvency of any other party, and/or any misrepresentation of fact made by any other party;

The default, error, act or failure to act by any other party to the escrow;

Any loss, loss of value or impairment of funds which have been deposited in escrow while those funds are in the course of collection or while those funds are on deposit in a depository institution if such loss or loss of value or impairment results from the failure, insolvency or suspension of a depository institution;

Any defects or conditions of title to any property that is the subject of this escrow provided, however, that this limitation of liability shall not affect the liability of First American Title Insurance Company under any title insurance policy which it has issued or may issue.  NOTE: No title insurance liability is created by this Agreement.

Escrow Agent’s compliance with any legal process including but not limited to, subpoena, writs, orders, judgments and decrees of any court whether issued with or without jurisdiction and whether or not subsequently vacated, modified, set aside or reversed.

HOLD HARMLESS.  Buyer and Seller shall indemnify the Escrow Agent and hold the Escrow Agent harmless from all damage, costs, claims and expenses arising from performance of its duties as Escrow Agent including reasonable attorneys’ fees, except for those damages, costs, claims and expenses resulting form the gross negligence or willful misconduct of the Escrow Agent.

RELEASE OF PAYMENT.  Payment of the funds so held in escrow by the Escrow Agent, in accordance with the terms, conditions and provisions of this Escrow Agreement, shall fully and completely discharge and exonerate the Escrow Agent from any and all future liability or obligations of any nature or character at law or equity to the parties hereto or under this Agreement.

NOTICES.

SELLER:	Cagle’s, Inc./Cagle’s Farms, Inc. 1385 Collier Road NW Atlanta, GA 30318 Att’n: Keith Cooper Telephone:404.460.6265 Facsimile: 404.460.6299
With a copy to:	King & Spalding LLP 1180 Peachtree St. Atlanta, GA 30309 Att’n: Paul Ferdinands Telephone: 404.572.3450 Facsimile:404.572.5131
BUYER:	JCG Foods, LLC 1300 West Higgins Rd., #119 Park Ridge, IL 60068 Att’n: Mark Kaminsky Telephone: 847.384.5940 Facsimile: 847.384.5972
With a copy to:	Duane Morris LLP 190 South LaSalle St., Ste. 3700 Chicago, IL 60603 Att’n: Thomas Wechter Telephone: 312.499.6729 Facsimile: 312.277.2528
ESCROW AGENT:	First American Title Insurance Company 5607 Glenridge Drive, NE, Suite 275 Atlanta, Georgia 30342 At’tn: Leslie Hudson Telephone: 404.836.6354 Facsimile: 404.303.1235

This Agreement shall be binding upon and inure to the benefit of the parties respective successors and assigns.

This Agreement shall be governed by and construed in accordance with the Laws of the State of Georgia.

This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which, when taken together, shall constitute but one and the same instrument.

Time shall be of the essence of this Agreement and each and every term and condition hereof.

In the event a dispute arises between Buyer and Seller under this Agreement, the losing party shall pay the attorney’s fees and court costs of the prevailing party.

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be duly executed and sealed as of the date first stated above.

SELLER: Cagle’s, Inc., a Georgia corporation

By:
Name:
Title:

SELLER: Cagle’s Farms, Inc., a Georgia corporation

By:
Name:
Title:

BUYER: JCG Foods LLC, a Delaware limited liability company

By:
Name:
Title:

ESCROW AGENT:

FIRST AMERICAN TITLE INSURANCE COMPANY

By:
Name:
Title:

EXHIBIT C

BILL OF SALE, ASSIGNMENT AND ASSUMPTION AGREEMENT

THIS BILL OF SALE, ASSIGNMENT AND ASSUMPTION AGREEMENT (this “Agreement”) is entered into between Cagle’s, Inc. and Cagle’s Farms, Inc. (collectively, “Sellers”), on the one hand, and JCG Foods LLC (“Purchaser”), on the other hand, this          day of                           , 2012 (the “Effective Date”).

WHEREAS, pursuant to that certain Asset Purchase Agreement dated as of March     , 2012 (the “Asset Purchase Agreement”), by and between Sellers and Purchaser, Sellers have agreed to sell to Purchaser and Purchaser has agreed to purchase from Sellers, for the consideration and upon the terms and conditions set forth in the Asset Purchase Agreement, all of Sellers’ right, title and interest in and to the Purchased Assets, as the same are described in the Asset Purchase Agreement, free and clear of all Liens (other than Permitted Liens and Assumed Liabilities) to the maximum extent permitted by Section 363 of the Bankruptcy Code;

WHEREAS, pursuant to the Asset Purchase Agreement, Sellers have agreed to assign and transfer certain rights and agreements to Purchaser, and Purchaser has agreed to assume the Assumed Liabilities as partial consideration for the Purchased Assets; and

WHEREAS, capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Asset Purchase Agreement.

NOW, THEREFORE, pursuant to the Asset Purchase Agreement and in consideration of the promises contained therein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is hereby agreed that:

1.             Transfer of Acquired Assets.  Upon the terms and conditions of the Asset Purchase Agreement, Sellers do hereby assign, transfer, convey, grant, sell, bargain, set over, alien, remise, release, deliver and confirm unto Purchaser, and Purchaser hereby accepts from Sellers, all of the Sellers’ assets, properties, rights, titles and interests in and to the Acquired Assets in accordance with the terms of the Agreement.

2.             Assumption and Assignment.  Effective as of the Effective Date, Sellers hereby assume pursuant to Section 365 of the Bankruptcy Code the Assumed Contracts and assign, grant, convey, sell, transfer and set over (collectively, the “Assignment”) to Purchaser all of Sellers’ right, title, benefit, privileges and interest in and to, and all of Sellers’ burdens, obligations and liabilities in connection with, each of the Assumed Contracts and the Assumed Liabilities.  Effective as of the Effective Date, Purchaser hereby accepts the Assignment and assumes and agrees to observe and perform all of the duties, obligations, terms, provisions and covenants, and to perform and discharge all of the liabilities of Sellers to be observed, performed, paid or discharged from and after the Closing, in connection with the Assumed Liabilities.

3.             Conflict with Asset Purchase Agreement.  The Asset Purchase Agreement is incorporated herein by reference and shall continue in full force and effect as though set forth herein at length to the extent provided for in the Asset Purchase Agreement.  To the extent any terms and provisions of this Agreement are in any way inconsistent with or in conflict with any term, condition or provision of the Asset Purchase Agreement, the Asset Purchase Agreement shall govern and control.

4.             Governing Law; Counterparts.  This Agreement and all documents, instruments and agreements executed and delivered pursuant to the terms and provisions hereof shall be governed by and construed in accordance with the Bankruptcy Code, and to the extent not inconsistent with the Bankruptcy Code, the laws of the State of Georgia without regard to conflicts of laws principles that would require the application of any other law.  This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together will constitute one and the same agreement.

5.             Further Assurances.  If at any time after the delivery of this instrument any further action is necessary to carry out the purposes of this Agreement, Sellers will take such further actions (including the execution and delivery of such further instruments and documents) as Purchaser may reasonably request.

6.             Successors and Assigns.  This Agreement shall be binding upon the Sellers and their respective successors and assigns, effective immediately upon its delivery to US. Purchaser.

[Signatures on Next Page]

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IN WITNESS WHEREOF, Sellers and Purchaser have caused this Agreement to be executed and delivered as of the date first above written.

SELLERS:

Cagle’s Inc.

By:
Name:
Title:

Cagle’s Farms, Inc.

By:
Name:
Title:

PURCHASER:

JCG Foods LLC

By:
Name:
Title:

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Above Space Reserved for Recording

After Recording Return To:

STATE OF GEORGIA

COUNTY OF

LIMITED WARRANTY DEED

THIS INDENTURE, made this          day of                         , 20     by and between                                 , a                                  corporation (“Grantor”) having a mailing address of                                                                   , and                                     , a                      corporation (“Grantee”) having a mailing address of                                                              (“Grantor” and “Grantee” to include their respective successors, legal representatives, heirs and assigns where the context requires or permits);

W I T N E S S E T H, That:

Grantor, for and in consideration of the sum of TEN DOLLARS ($10.00), and other good and valuable consideration in hand paid at and before the sealing and delivery of these presents, the receipt and sufficiency whereof are hereby acknowledged, has granted, bargained, sold, aliened, conveyed, and confirmed, and by these presents does grant, bargain, sell, alien, convey and confirm unto Grantee, with covenant of limited warranty, all that tract or parcel of land described in Schedule 1, attached hereto and by this reference made a part hereof (hereinafter the “Land”).

TOGETHER WITH all rights, members, easements, and appurtenances appertaining to the Land, together with all right, title, and interest of Grantor in and to any and all alleys, streets, and rights-of-way adjacent to or abutting the Land, together with all buildings, structures, improvements and fixtures thereon (the Land, together with such rights and appurtenances, hereinafter the “Property”).

TO HAVE AND TO HOLD the Property, with all and singular the rights, members, and appurtenances thereof, to the same being, belonging, or in anywise appertaining to the only proper use, benefit, and behoof of Grantee forever in FEE SIMPLE.

AND Grantor will warrant and forever defend the right and title to the Land unto Grantee against the claims of all persons claiming by, through or under Grantor, and no further.

AND the conveyance effected hereby and warranty of title set forth herein is expressly made subject to: (i) ad valorem property taxes and special assessments for the year 2012, and subsequent years, not yet due and payable, (ii) non-monetary matters not arising to the level of a monetary lien, fine or penalty that arise under zoning ordinances, building codes and other land use laws and applicable governmental regulations, none of which would materially interfere with the ownership or operation of the Property by Grantee following the effective date herein in substantially the manner as owned and operated by Grantor immediately prior to this transfer, (iii) with respect to leased or licensed property, if applicable, the terms and conditions of the lease or license applicable thereto to the extent constituting an “Assumed Contract” set forth on Schedule 2 attached hereto and incorporated herein by this reference and (iv) those title exception matters (including covenants, agreements, conditions, easements, restrictions and rights) not arising to the level of a monetary lien, fine or penalty as set forth on Schedule 2  (“Permitted Exceptions”).

AND Grantor is the debtor in possession in Chapter 11 Bankruptcy Case No.     -               pending in the United States Bankruptcy Court for the                      District of                            (                         Division) (the “Bankruptcy Court”), and the conveyance effected hereby is being made pursuant to the Order [INSERT TITLE OF ORDER] (docket no.       ), entered on                                , 20     by the Bankruptcy Court and attached hereto as Schedule 3.

[REMAINDER OF PAGE LEFT BLANK INTENTIONALLY]

IN WITNESS WHEREOF, Grantor has signed and sealed this deed, the day, month and year first above written.

WITNESSES/ATTEST:	GRANTOR:

Signed, sealed and delivered in the presence of:	[INSERT GRANTOR]
Unofficial Witness:
By:
Print Name:	Name:
Title:
(corporate seal)
Notary Public

(Notarial Seal)
Commission Expiration Date:

SCHEDULE 1

LEGAL DESCRIPTION

SCHEDULE 2

PERMITTED EXCEPTIONS AND ASSUMED CONTRACTS

See attached.

SCHEDULE 3

APPROVAL ORDER

See attached.

After Recording Return to:

STATE OF ALABAMA

COUNTY OF DEKALB

STATUTORY WARRANTY DEED

THIS INDENTURE, made this          day of                         , 20     by and between                                 , a                                  corporation (“Grantor”) having a mailing address of                                                                   , and                                     , a                      corporation (“Grantee”) having a mailing address of                                                              (“Grantor” and “Grantee” to include their respective successors, legal representatives, heirs and assigns where the context requires or permits);

W I T N E S S E T H, That:

Grantor, for and in consideration of the sum of TEN DOLLARS ($10.00), and other good and valuable consideration in hand paid at and before the sealing and delivery of these presents, the receipt and sufficiency whereof are hereby acknowledged, has granted, bargained, sold, aliened, conveyed, and confirmed, and by these presents does hereby grant, bargain, sell, alien, convey and confirm unto Grantee, all that tract or parcel of land described in Schedule 1, attached hereto and by this reference made a part hereof (hereinafter the “Land”).

TOGETHER WITH all rights, members, easements, and appurtenances appertaining to the Land, together with all right, title, and interest of Grantor in and to any and all alleys, streets, and rights-of-way adjacent to or abutting the Land together with all buildings, structures, improvements and fixtures thereon (the Land, together with such rights and appurtenances, hereinafter the “Property”).

TO HAVE AND TO HOLD the Property, with all and singular the rights, members, and appurtenances thereof, to the same being, belonging, or in anywise appertaining to the benefit, and behoof of Grantee forever.

AND the conveyance effected hereby and warranty of title set forth herein is expressly made subject to: (i) ad valorem property taxes and special assessments for the year 2012, and subsequent years, not yet due and payable, (ii) non-monetary matters not arising to the level of a monetary lien, fine or penalty that arise under zoning ordinances, building codes and other land use laws and applicable governmental regulations, none of which would materially interfere with the ownership or operation of the Property by Grantee following the effective date herein in

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substantially the manner as owned and operated by Grantor immediately prior to this transfer, (iii) with respect to leased or licensed property, if applicable, the terms and conditions of the lease or license applicable thereto to the extent constituting an “Assumed Contract” set forth on Schedule 2 attached hereto and incorporated herein by this reference and (iv) those title exception matters (including covenants, agreements, conditions, easements, restrictions and rights) not arising to the level of a monetary lien, fine or penalty set forth on Schedule 2 (“Permitted Exceptions”).

AND Grantor is the debtor in possession in Chapter 11 Bankruptcy Case No.     -               pending in the United States Bankruptcy Court for the                      District of                            (                         Division) (the “Bankruptcy Court”), and the conveyance effected hereby is being made pursuant to the Order [INSERT TITLE OF ORDER] (docket no.       ), entered on                                , 20     by the Bankruptcy Court and attached hereto as Schedule 3.

[REMAINDER OF PAGE LEFT BLANK INTENTIONALLY]

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IN WITNESS WHEREOF, Grantor has signed and sealed this deed, the day, month and year first above written.

WITNESSES/ATTEST:	GRANTOR:

[INSERT GRANTOR]

By:
Print Name:	Name:
Title:

STATE OF GEORGIA

                                 COUNTY

I, the undersigned, a Notary Public in and for said County and State, hereby certify that                             , whose name as                            of                           , Inc., a corporation, is signed to the foregoing instrument and who is known to me, acknowledged before me on this day that being informed of the contents of said instrument, he, as such officer and with full authority, executed the same voluntarily for and as the act of said corporation.

GIVEN under my hand and official seal this            day of                   , 2012.

(SEAL)
Notary Public
My Commission Expires:

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SCHEDULE 1

LEGAL DESCRIPTION

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SCHEDULE 2

PERMITTED EXCEPTIONS AND ASSUMED CONTRACTS

See attached.

SCHEDULE 3

APPROVAL ORDER

See attached.

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EXHIBIT E

PROMISSORY NOTE

US$	Dated: , 2012
Atlanta, Georgia U.S.A.

FOR VALUE RECEIVED, JCG Foods LLC, a limited liability company organized under the laws of the State of Delaware (the “Maker”), promises to pay to the order of Cagle’s, Inc., a corporation organized under the laws of the State of Georgia (the “Payee”), the principal sum of                                                        DOLLARS IN UNITED STATES CURRENCY (US$                                ) (the “Loan”).  The Loan shall be payable in accordance with the terms of this Promissory Note (this “Note”).

1.             Bankruptcy Case.  This Note is the “Purchase Note” described in that certain Asset Purchase Agreement, dated March 22, 2012, between Maker, Payee and Cagle’s Farms, Inc. (the “Agreement”), as such Agreement was approved by order of the United States Bankruptcy Court for the Northern District of Georgia (the “Bankruptcy Court”) entered on                     , 2012 (the “Approval Order”) in the chapter 11 bankruptcy case of Payee (case no. 11-80202) (the “Bankruptcy Case”).

2.             Maturity.  The unpaid and outstanding principal amount of the Loan shall become due and payable, together with any accrued and unpaid interest on that portion of the principal amount, on the date that is two (2) years after the date of this Note, being           , 20     (the “Maturity Date”).

3.             Interest.  The Maker promises to pay interest on the outstanding and unpaid principal amount of this Note at a rate per annum equal to eight percent (8%) (the “Interest Rate”).

4.             Payment Terms.  On each of [September 1, 2012, December 1, 2012, March 1, 2013, June 1, 2013, September 1, 2013, December 1, 2013, March 1, 2014,](1) and the Maturity Date (the “Scheduled Payment Dates”), Maker shall pay to the Payee an amount equal to (a) [insert amount equal to 1/8th of the principal amount of this Note], plus (b) all accrued and unpaid interest on the Note as of such Scheduled Payment Date (the “Scheduled Payment Amounts”); provided, however, with respect to the Scheduled Payment Amounts due on [September 1, 2012 and December 1, 2012, and the month of January 2013, if applicable], Maker’s obligation to pay such Scheduled Payment Amounts shall be deferred until February 1, 2013, at which time Maker shall pay such amounts to Payee (together with all interest accrued thereon).  For the sake of clarity and avoidance of doubt, on the Maturity Date, the Maker shall make a payment to the Payee equal to (a) the unpaid and outstanding principal amount of this Note, plus (b) any accrued and unpaid interest on this Note.

(1)  Dates assume a May 2012 closing.

5.             Penalty Interest.  If any amount hereunder shall not be paid when due (at stated maturity, by acceleration or otherwise), interest shall accrue on such amount from and including such due date until paid in full at a rate per annum equal to four percentage points (4%) in excess of the Interest Rate.

6.             Maximum Lawful Rate.  This Note is hereby expressly limited so that in no contingency or event whatsoever, whether by acceleration of maturity of the indebtedness evidenced hereby or otherwise, shall the amount paid or agreed to be paid to the Payee for the use, forbearance or detention of money exceed the highest lawful rate permissible under applicable law.  If, under any circumstances whatsoever, fulfillment of any provision hereof, at the time performance of such provision occurs, shall involve payment of interest in excess of that authorized by law, the obligation to be fulfilled shall be reduced to the limits so authorized by law, and if, from any circumstances, the Payee shall ever receive as interest an amount which would exceed the highest lawful rate applicable to the Maker, such amount which would be excessive interest shall be applied to the reduction of the unpaid principal balance hereof and not to the payment of interest.

7.             Payments. All payments of the Loan required by this Note shall be exclusively made in U.S. Dollars, free of any set-off or counterclaim, in immediately available funds, not later than 12:00 p.m. New York, New York time on the respective due date to an account and at such place and address to be designated by the Payee in writing.  If the due date of any payment hereunder falls on a day that is a Saturday, Sunday or other day in which the commercial banks in the States of Georgia  and New York are authorized or required to close, such date shall be extended to the next succeeding business day, and interest shall be payable for the period of such extension.

8.             Representations, Warranties and Covenants of the Maker.  Maker represents, warrants and covenants to Payee that as of the date of this Note:

(a)           The Maker is and shall remain duly organized, validly existing and in good standing under the laws of the State of Delaware;

(b)           The Maker has the full legal right, power and authority to execute and deliver this Note, to consummate the transactions contemplated hereby, and to perform its obligations hereunder.  This Note is and has been duly authorized, executed and delivered on behalf of the Maker and is the legal, valid and binding obligation of the Maker, enforceable against the Maker in accordance with its terms;

(c)           The execution and delivery of this Note does not conflict with or contravene the provisions of the Maker’s organizational documents or any agreement or instrument by which the Maker or any of its respective properties are bound or any law, rule, regulation, order or decree to which the Maker or its properties is subject;

(d)           As of the date of this Note, the Maker is not insolvent and is not contemplating the filing of a petition under state or federal bankruptcy or insolvency laws or the liquidation of all or a major portion of its assets or property, and the Maker has no knowledge of any person or entity contemplating the filing of any such petition against it; and

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(e)           The Maker’s assets do not and, immediately following the making of the Loan evidenced by this Note will not, constitute unreasonably small capital to carry out its business as conducted or as proposed to be conducted.  The Maker does not intend to, and does not believe that it will, incur indebtedness and liabilities (including contingent liabilities and other commitments) beyond its ability to pay the same as they mature (taking into account the timing and amounts of cash to be received by the Maker and the amounts to be payable on or in respect of obligations of the Maker).

9.             Voluntary Prepayment.  Notwithstanding any other provision of this Note, the Maker shall have the right to prepay the principal amount outstanding under this Note, together with all accrued interest, in whole or in part at any time or from time to time, without premium or penalty.  The Maker shall have no right to reborrow under this Note any amounts paid or prepaid in respect of principal or interest on this Note.

10.          Events of Default.  The occurrence of any one or more of the following conditions or events shall constitute an “Event of Default” hereunder:

(a)           the Maker fails to pay to the Payee any installment of principal, interest or any other sums required by this Note when such amounts are due, and such failure continues for ten (10) calendar days after written notice thereof from the Payee to the Maker; provided, however, the Payee shall have no obligation to provide such written notice and ten (10) day cure period (i) more than once in any calendar year, or (ii) with respect to any amounts coming due on or after the Maturity Date;

(b)           the Maker fails to observe or perform any other term, covenant, condition or agreement of this Note or the Agreement (with respect to any obligations owed by the Maker to the Payee), and such failure (i) is incapable of being cured, or (ii) continues for twenty (20) calendar days after written notice thereof from the Payee to the Maker;

(c)           the commencement of a proceeding against the Maker for dissolution or liquidation, or the voluntary or involuntary termination or dissolution of the Maker;

(d)           the insolvency of, the business failure of, the appointment of a custodian, trustee, liquidator or receiver for or for any of the property of, the assignment for the benefit of creditors by, or the filing of a petition under bankruptcy, insolvency or debtor’s relief law or the filing of a petition for any adjustment of indebtedness, composition or extension by or against the Maker;

(e)           the entry of a judgment against the Maker in an amount in excess of US$1,000,000.00 that has been approved by or is otherwise subject to a Final Non-Appealable order (as such term is defined in the Agreement);

(f)            the seizure or forfeiture of, or the issuance of any writ of possession, garnishment or attachment, or any turnover order for all or a material portion of the property of the Maker;

(g)           a Material Adverse Change has occurred in the assets, business, condition (financial or otherwise), or operations of the Maker (for purposes of this Note, a

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“Material Adverse Change” shall mean a material adverse change that is reasonably likely to impair in a material way the value of Maker’s timely repayment of this Note or otherwise prevent Maker from timely and fully performing any of its material obligations under this Note);

(h)           this Note becomes unenforceable or is terminated by operation of law or by the Maker or the enforceability of this Note is challenged in any court by the Maker;

(i)            the Maker fails to pay when due (whether at stated maturity, by acceleration, on demand or otherwise, and after giving effect to any applicable grace period) the principal of or interest on any indebtedness (other than the indebtedness evidenced by this Note) with an aggregate outstanding principal amount in excess of US$1,000,000.00, or fails to observe or perform within any applicable grace period any covenants or agreements contained in any agreements or instruments relating to any indebtedness with an aggregate outstanding principal amount in excess of US$1,000,000.00 or any other event occurs if the effect of that failure or other event is to accelerate, or to permit the holder of such indebtedness or any other individual or entity to accelerate, the maturity of such indebtedness; or any such indebtedness is required to be prepaid (other than by a regularly scheduled required prepayment) in whole or in part prior to its stated maturity.

The Maker shall promptly notify the Payee of (1) any Event of Default, together with a detailed statement of the steps being taken to cure the same; (2) any notice of default received by the Maker under any other obligations material to the Maker’s finances; and (3) any threatened or pending legal, judicial or regulatory proceedings, including any dispute between the Maker and any governmental authority, affecting either the Maker or any of its properties which would have a material and adverse affect on Maker or its assets.

11.          Remedies. Upon the occurrence of an Event of Default:

(a)           Acceleration.  The Payee and/or its assignee may without requirement of any judicial or extrajudicial notice or interpellation of any kind, except as expressly provided in Paragraph 10 herein: (i) accelerate any remaining terms outstanding for the payment of the Loan, and (ii) declare the Loan with accrued interest immediately due and payable.

(b)           Use of Courts.  The Payee may enforce this Note in any courts of competent jurisdiction.

12.          Restrictions on Transfer.  The Maker agrees that it will not transfer this Note or any interest herein, whether by operation of law or otherwise, directly or indirectly except with the express written approval of the Payee.  No transfer or purported transfer of this Note or any interest herein or obligation hereunder without the express written approval of the Payee shall be effective for any purpose or confer upon any transferee or purported transferee any rights whatsoever.

13.          Costs of Collection.  The Maker agrees to pay on demand all costs and expenses, including attorneys’ fees and expenses, actually incurred on an hourly basis and not as a

4

percentage of the indebtedness,  arising in connection with any enforcement or collection action by the Payee, whether by or through an attorney or collection agency or in an action in bankruptcy, insolvency or other judicial proceedings.  All such costs and expenses of collection shall be added to and become part of the principal of this Note and shall be collectible as part of such principal.

14.          Waivers; Amendment.

(a)           The rights, powers and remedies provided to the Payee herein are cumulative and not exclusive of any right, power or remedy provided at law or in equity, and the Payee may enforce any one or more remedies hereunder successively or concurrently, at its option.  No delay or failure on the part of the Payee to exercise any right or remedy accruing to the Payee hereunder, upon any default or breach by the Maker of any term or provision hereof, shall be held to be an abandonment thereof.  No delay on the part of the Payee in exercising any of its rights or remedies shall preclude the Payee from the exercise thereof at any time during the continuance of any default or breach.  No waiver of a single default or breach shall be deemed a waiver of any subsequent default or breach.  All waivers under this Note must be in writing signed by the party entitled to enforce the right waived.  All amendments to this Note must be in writing and signed by both the Maker and the Payee.

(b)           Except as otherwise provided herein, the Maker, its successors and assigns, and any other persons liable for the payment of this Note, waive presentment for payment, demand, protest and notice of demand, dishonor, protest and nonpayment, and consent to any and all renewals, extensions or modifications that might be made by the Payee and the Maker as to the time of payment of this Note from time to time.  The Maker also expressly waives, as a defense, any counterclaim, set-off or claim that the Maker may now or hereafter have against the holder of this Note.

15.          Severability.  The invalidity or unenforceability of any provision hereof in any jurisdiction will not affect the validity or enforceability of the remainder hereof in that jurisdiction or the validity or enforceability of this Note, including that provision, in any other jurisdiction.  To the extent permitted by applicable law, each party hereto waives any provision of applicable law that renders any provision hereof prohibited or unenforceable in any respect.  If any provision of this Note is held to be unenforceable for any reason, it shall be adjusted rather than voided, if possible, in order to achieve the intent of the parties hereto to the closest extent possible.

16.          Notices.  All notices, requests, or consents provided for or permitted to be given under this Note must be in writing and are effective (a) on actual receipt by the addressee if personally delivered (including delivery against a written receipt by an internationally recognized courier) to the address below or (b) on transmission (with written confirmation of receipt, whether from the transmitter’s machine or otherwise) to the addressee if transmitted by facsimile to the number below during normal business hours of the addressee on a business day (or if transmitted outside such hours, as of the opening of business of the addressee on the next business day):

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To:	MAKER:

JCG Foods LLC
1300 West Higgins Road # 119
Park Ridge, Illinois 60068
Attn: Mr. Mark Kaminsky
Telephone No.: 847-384-5940
Facsimile No.: 847-384-5972

With a copy to (which shall not constitute notice):

Thomas R. Wechter, Esq.
Duane Morris LLP
190 South LaSalle Street, Suite 3700
Chicago, Illinois 60603
Telephone No.: 312-499-6729
Facsimile No.: 312-277-2528

To:	PAYEE :

Cagle’s, Inc.
1385 Collier Road NW
Atlanta, Georgia 30318
Attention: J. Douglas Cagle
Fax: 404-350-9605

With copy to (which shall not constitute notice):

Cagle’s Inc.
1385 Collier Road NW
Atlanta, Georgia 30318
Attention: Keith Cooper
Fax: 404-460-6299

King & Spalding LLP
1180 Peachtree Street, N.E.
Atlanta, Georgia 30309-3521
Attention: Paul Ferdinands
Fax: (404) 572-5131

Either party may change the address or facsimile number to which notices are to be directed to it by notice to the other party in the manner specified above.

17.          Captions.  The captions herein set forth are for convenience only and should not be deemed to define, limit or describe the scope or intent of this Note.

18.          Governing Law.  This Note shall be deemed to be made in and in any and all respects

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shall be governed by, and construed in accordance with, the laws of the State of Georgia, U.S.A., without regard to principles of conflict of laws.  Time is of the essence herein.

19.          Assignment. All the terms of this Agreement shall be binding on and inure to the benefit of the parties, their permitted assigns and successors-in-interests.  Any assignment of rights and obligations under this Note by the Maker shall be subject to the express written consent of the Payee.

20.          Jurisdiction. Except as set forth in the Agreement, the parties hereto irrevocably (a) agree that any legal action or proceeding with respect to this Note shall be brought in the State of Georgia, U.S.A., (b) consent to the exclusive jurisdiction of the Bankruptcy Court in any such suit, action or proceeding, and (c) waive any objection which any of them may have to the laying of venue of any such suit, action or proceeding in Bankruptcy Court including any claim that such legal action, suit, or proceeding brought in such court has been brought in an inconvenient forum.  Each party further consents to the service of process out of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to such party at its address specified herein for the giving of notices, or by such other notice given in accordance with the rules and procedures of such courts.

21.   This Note shall be subject to the terms and conditions of that certain [Intercreditor Agreement] by and among Payee, Maker and [Rabobank Nederland New York Branch], dated [          , 2012] as further referenced in the Agreement.  In accordance with the terms of the Intercreditor Agreement, this Note is unsecured.

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IN WITNESS WHEREOF, the parties hereto have caused this Note to be duly executed as of the day and year first above written.

JCG FOODS, LLC

By:
Name:
Title:

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